Exhibit 10.1

TERM LOAN AGREEMENT

Dated as of May 11, 2012

by and among

COLONIAL REALTY LIMITED PARTNERSHIP,
as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5.,
as Lenders,

and

U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent

_____________________________________________

U.S. BANK NATIONAL ASSOCIATION,
and
PNC CAPITAL MARKETS LLC,
as Joint Lead Arrangers

and

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agent,

i

EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Continuation
EXHIBIT G	Form of Notice of Conversion
EXHIBIT H	Form of Promissory Note
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Form of US Tax Certificate

THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of May 11, 2012, by and among COLONIAL REALTY LIMITED PARTNERSHIP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), COLONIAL PROPERTIES TRUST, a trust formed under the laws of the State of Alabama, certain Subsidiaries thereof which may become party hereto from time to time, each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.5 (the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and with PNC CAPITAL MARKETS LLC, as Joint Lead Arrangers (the “Arrangers”), and PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”).
WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower term loans in the initial aggregate amount of $150,000,000 on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I DEFINTIONS

Section 1.1	Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
“Additional Costs” has the meaning given that term in Section 4.1(d).
“Additional Loan” means any Loan made by a Lender, subject to the terms and conditions of this Agreement (including, without limitation, Section 2.9 hereof) other than an Effective Date Loan.
“Additional Loan Advance Date” means the date on which a Lender which has agreed to provide an Additional Loan, subject to and in accordance with the terms and conditions of this Agreement (including, without limitation, Section 2.9 hereof).
“Adjusted EBITDA” means as of any date of determination the sum of (a) EBITDA of Borrower for the immediately preceding calendar quarter annualized less (b) the Capital Reserve for such period. In determining Adjusted EBITDA, EBITDA attributable to enclosed mall Properties shall be calculated using EBITDA attributable to such enclosed mall Properties for the preceding four (4) calendar quarters divided by four (4), and then annualized.
“Adjusted Total Asset Value” means as of any date of determination the sum of (a) Total Asset Value less (b) the value of assets (determined in a manner consistent with the definition of Total Asset Value) owned or leased by Excluded Subsidiaries or Unconsolidated Affiliates and included in Total Asset Value.
“Administrative Agent” means U.S. Bank, in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed pursuant to the terms of this Agreement.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Lender” has the meaning given that term in Section 4.5.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.
“Agreement Date” means the date as of which this Agreement is dated.
“Anti-Terrorism Laws” has the meaning given that term in Section 6.1(hh).
“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.
“Applicable Margin” means at any time the percentage rate per annum set forth below in the Applicable Margin column determined based upon the Credit Rating of Borrower at such time:

Pricing Level	Borrower's Credit Rating	Applicable Margin
Pricing Level 1	At least A-/A3	1.10%
Pricing Level 2	At least BBB+/Baa1	1.20%
Pricing Level 3	At least BBB/Baa2	1.40%
Pricing Level 4	At least BBB-/Baa3	1.60%
Pricing Level 5	Below BBB-/Baa3 or unrated	2.05%
The Applicable Margin shall vary from time to time, as provided in this paragraph, in accordance with changes in the Borrower's Credit Rating. Any change in the Borrower's Credit Rating which would cause the Applicable Margin to move to a different Pricing Level in the table above shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 8.4(n) that the Borrower's Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section but the Administrative Agent becomes aware that the Borrower's Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level in the table above effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that the Borrower's Credit Rating has changed. During any period that the Borrower has received two Credit Ratings that are not equivalent, the Applicable Margin shall be determined based on the Level in the table above corresponding to the higher of such two Credit Ratings; provided, however, if during any such period the Borrower has received two Investment Grade Ratings and such Credit Ratings are more than one Level apart, then the Applicable Margin shall be the average of the Applicable Margins corresponding to each such Credit Rating. If the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on the sole Credit Rating from such Rating Agency. During any period that the Borrower has no Credit Rating from either Rating Agency, the Applicable Margin shall be determined based on Level 5 in the table above. As of the Agreement Date, the Applicable Margin is determined based on Pricing Level 4.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Arrangers” has the meaning given such term in the Preamble to this Agreement.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.
“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.
“Base Rate” means the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).
“Base Rate Loan” means any portion of a Loan bearing interest at a rate based on the Base Rate.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and permitted assigns.
“Borrower Authorized Persons Certificate” means the certificate, in form and substance satisfactory to the Administrative Agent, to be delivered to the Administrative Agent pursuant to Section 5.1(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in Atlanta, Georgia are open to the public for carrying on substantially all of the Administrative Agent's business functions, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $200 per unit per annum for multifamily Properties, $0.40 per square foot per annum for all office Properties and $0.15 per square foot per annum for retail Properties multiplied by (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. Any portion of a Property leased under a ground lease to a third party that owns the improvements on such portion of such Property shall not be included in the determination of Capital Reserves. If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower and a proportionate share of all Properties of all of its Subsidiaries and Unconsolidated Affiliates.
“Capitalization Rate” means 6.75% for multifamily Properties, 7.75% for retail Properties, and 7.75% for office Properties.
“Capitalized Lease Obligation” means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired which are issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank at the time of the acquisition thereof has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company at the time of the acquisition thereof has a short‑term commercial paper rating of at least A-2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody's; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at the time of the acquisition thereof at least A‑2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have at the time of the acquisition thereof net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Change of Control” means the occurrence of any of the following:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent (25%) of the total voting power of the then outstanding voting stock of CLP;
(b)    during any period of 12 consecutive months, a majority of the Board of Trustees or Directors of CLP consists of individuals who were not either (i) trustees or directors of CLP as of the corresponding date of the previous year, (ii) selected or nominated to become trustees or directors by the Board of Trustees or Directors of CLP of which a majority consisted of individuals described in clause (b)(i) above (including those selected or nominated to replace members as a result of the retirement due to age, death or disability of members of such board), or (iii) selected or nominated to become trustees or directors by the Board of Trustees or Directors of CLP of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (including those selected or nominated to replace members as a result of the retirement due to age, death or disability of members of such board);
(c)    CLP fails to directly own, free of any liens, encumbrances or adverse claims, at least fifty-one percent (51%) of the Equity Interests of Borrower; or
(d)    Borrower fails to own, free of any liens, encumbrances or adverse claims, all of the Equity Interests of each Guarantor (other than CLP).
“CLP” means Colonial Properties Trust, an Alabama trust.
“Commitment” means, as to each Lender, the amount set forth for such Lender on Schedule I as such Lender's “Commitment Amount”, or as set forth in any applicable Assignment and Assumption executed by such Lender, or in any other agreement executed by an existing Lender (or another Person becoming a Lender pursuant to such agreement), in form and substance satisfactory to the Administrative Agent and the Borrower, pursuant to which such Lender or other Person agrees to provide an Additional Loan subject to and in accordance with Section 2.9.
“Compliance Certificate” has the meaning given that term in Section 8.3

“Condominium Conversion” means that both of the following have occurred as to a Residential Property: (a) notice of the conversion of such Property to a condominium form of ownership has been sent to the tenants of such Property if required by Applicable Law, and (b) a declaration of condominium or other similar document with respect to such Property has been filed with the applicable Governmental Authority.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Basis” means a Person and its Subsidiaries, consolidated in accordance with GAAP.
“Construction Budget” means, in the aggregate, the fully budgeted total cost to develop a Property under construction or to convert a Property to a Residential Unit For Sale, including the acquisition cost of land as reasonably determined by Borrower in good faith. A Property shall no longer be considered to be under construction once it achieves an Occupancy Rate of 80% or more.
“Construction-in-Process” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Development Properties that are under development.
“Contingent Liabilities” as to any Person, but without duplication of any amount included or includable in items (a) through (h), (j) and (k) of Indebtedness, as applied to any obligation, means and includes liabilities or obligations with respect to: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation; (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation; (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, or similar off balance sheet financing arrangement; (d) all obligations of such Person with respect to any take-out commitment or forward equity commitment; (e) purchase obligations net of asset value; and (f) all obligations under performance and/or completion guaranties (or other agreements the practical effect of which is to assure performance or completion of such obligations) as and to the extent such obligations are required to be included as liabilities on the balance sheet of such Person in accordance with GAAP.
“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.
“Contribution Agreement” means the Contribution Agreement of even date herewith in substantially the form of Exhibit B to be executed by the Borrower and the Guarantors.
“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.7.

“Credit Event” means any of the following: (a) the making of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, and (c) the Continuation of a LIBOR Loan.
“Credit Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the unpaid principal amount of such Lender's Loan to (b) the aggregate unpaid principal amount of all Loans.
“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.
“Debt to Total Asset Value Ratio” shall mean the ratio (expressed as a percentage) of (a) the sum of the Borrower's and its Subsidiaries' Indebtedness to (b) Total Asset Value, with Total Asset Value based on the immediately preceding calendar quarter.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
“Defaulting Lender” means, subject to Section 3.9(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(c)) upon delivery of written notice of such determination to the

Borrower and each Lender.
“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.
“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement, other than a Security Document, pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker's lien or similar right, securing or supporting Specified Derivatives Obligation.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Development Property” means a Property currently under development that has not become a Stabilized Property, or on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed, provided that (a) such a Development Property (other than a Property being developed as a Residential Unit For Sale Property) on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least twelve (12) months for multifamily, retail and office Properties shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property, and (b) a Property being developed as a Residential Unit For Sale Property shall cease to be a Development Property upon the earlier to occur of (i) twenty four (24) months after the Condominium Conversion and (ii) thirty-six (36) months after commencement of construction (whether of infrastructure, above ground improvements or otherwise).
“Disbursement Letter” means the letter from the Borrower to the Administrative Agent, dated on or about the date hereof and signed by an authorized Person of the Borrower identified in the Borrower Authorized Persons Certificate, authorizing and directing the Administrative Agent to disburse the proceeds of the Loans in accordance with therewith and otherwise to be in form and substance satisfactory to the

Administrative Agent.
“Dollars” or “$” means the lawful currency of the United States of America.
“EBITDA” means, with respect to a Person for a given period and without duplication, the sum of: (a) net income (or loss) of such Person for such period determined on a Consolidated Basis, in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including without limitation, extraordinary or non-recurring gains and losses; (v) in the case of the Borrower, funds received by the Borrower or a Subsidiary as rent but which are reserved for capital expenses; plus (b) such Person's Ownership Share of EBITDA of its Unconsolidated Affiliates. Straight line rent leveling adjustments required under GAAP, and amortization of intangibles pursuant to FASB ASC 805 and the like, shall be disregarded in determinations of EBITDA (to the extent such adjustments would otherwise have been included in the determination of EBITDA). For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.
“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived by all of the Lenders.
“Effective Date Loan” means a Loan made by a Lender on the Effective Date, subject to the terms and conditions hereof.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower's Affiliates or Subsidiaries or (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii).
“Eligible Ground Lease” means a ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Effective Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee's interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Eligible QI Cash and Cash Equivalents” means at any time the sum of (a) the proceeds from the sale of Properties by Borrower or a Subsidiary of Borrower which are held by a Qualified Intermediary as cash or Cash Equivalents in a “qualified escrow account” within the meaning of the Treasury Regulations issued pursuant to Section 1031 of the Internal Revenue Code as cash or Cash Equivalents pursuant to an exchange agreement intended for the purposes of implementing a tax deferred exchange transaction under Section 1031 of the Internal Revenue Code, minus (b) all costs, expenses and other obligations incurred by or owing to such Qualified Intermediary or any other Person which are to be paid from such qualified escrow account prior to or at the time of the disbursement of the proceeds from such qualified escrow account by the Qualified Intermediary. In the event (i) all or a portion of the cash or Cash Equivalents held by the

Qualified Intermediary become subject to any Lien or (ii) the Qualified Intermediary becomes subject to any bankruptcy or insolvency proceedings, then with respect to clause (i) above, the value of the cash or Cash Equivalents subject to such Lien shall be reduced by the principal amount of such Lien, and with respect to clause (ii) above, the cash or Cash Equivalents held by such Qualified Intermediary shall be deemed to be zero dollars ($0).
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA

Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.
“Excluded Subsidiary” means:
(A)    any Subsidiary of Borrower (a) holding title to assets which are or are to become collateral for any Secured Debt of such Subsidiary; (b) which is prohibited from guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Debt or (ii) a provision of such Subsidiary's organizational documents which provision was included in such Subsidiary's organizational documents as a condition to the extension of such Secured Debt; and (c) for which none of the Borrower, CLP, any of their respective Subsidiaries (other than another Excluded Subsidiary) or any other Loan Party has any Contingent Liability or is otherwise liable with respect to any of the Indebtedness of such Subsidiary, except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions from non‑recourse liability; and
(B)    a Subsidiary of Borrower (a) holding title to a Specified Property; (b) which is prohibited from guarantying the Indebtedness of any other Person pursuant to a provision of such Subsidiary's Governing Documents; and (c) for which none of the Borrower, CLP, any of their respective Subsidiaries or any other Loan Party has any Contingent Liability or is otherwise liable with respect to any of the Indebtedness of such Subsidiary, except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions from non‑recourse liability.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.10(g) and Section 3.10(d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order” has the meaning given that term in Section 6.1(hh)
“Existing Credit Agreements” means the Existing Revolving Credit Agreement and the Existing Term Loan Agreement.

“Existing Revolving Credit Agreement” means that certain Credit Agreement dated as of March 30, 2012, as amended by that certain First Amendment to Credit Agreement, dated as of May 11, 2012, by and among the Borrower, the financial institutions party thereto as “Lenders”, Wells Fargo, as “Administrative Agent,” and the other parties thereto.
“Existing Term Loan Agreement” means that certain Term Loan Agreement dated as of July 22, 2011, as amended by that certain First Amendment to Term Loan Agreement, dated as of March 30, 2012, and that certain Second Amendment to Term Loan Agreement, dated as of May 11, 2012, by and among the Borrower, the financial institutions party thereto as “Lenders”, Wells Fargo, as “Agent,” and the other parties thereto.
“Fair Market Value” means (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury Regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day; provided (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
“Fee Letters” means the U.S. Bank Fee Letter and the PNC Fee Letter.
“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letters.
“First Mortgage Receivable” means a Mortgage Receivable (a) secured by a first priority mortgage, deed of trust or deed to secure debt on a fully developed and operational multifamily, retail or office property, (b) which is performing in accordance with its payment terms and as to which no event of default or other event which would permit the acceleration of such loan shall have occurred, and (c) the outstanding principal balance of which shall not exceed eighty percent (80%) of the value of the underlying real estate, as reasonably determined by Borrower.
“Fixed Charge Coverage Ratio” shall mean the ratio of (a) Adjusted EBITDA to (b) Fixed Charges for the period used to calculate EBITDA annualized.
“Fixed Charges” means, for the immediately preceding fiscal quarter on an annualized basis, the sum of (a) Interest Expense of the Borrower and its Subsidiaries determined on a Consolidated Basis for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Dividends paid during such period. The Borrower's and the Subsidiaries' Ownership Share in the Fixed Charges of their Unconsolidated Affiliates shall be included in the determination of Fixed Charges.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governing Documents” of any Person means the declaration of trust, certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Guarantors” means CLP and any other Person that is now or hereafter a party to the Guaranty as a “Guarantor” and shall in any event include all existing and future Material Subsidiaries (unless an Excluded Subsidiary).
“Guaranty” means the Guaranty substantially in the form of Exhibit C executed by the Guarantors as of the Agreement Date and delivered to the Administrative Agent in accordance with this Agreement.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “contaminant”, “hazardous substances”, “hazardous materials”, “hazardous wastes”, “pollutant”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (f) any other chemicals, materials or substances regulated pursuant to any Environmental Law.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than 30 days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Contingent Liabilities of such Person (except for and guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person's Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person's Ownership Share such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person's Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans shall constitute Indebtedness of the Borrower.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Intellectual Property” has the meaning given that term in Section 6.1(t).
“Interest Expense” means, for any period, without duplication, (a) total interest expense of the Borrower and its Subsidiaries, including capitalized interest not funded under a construction loan interest reserve account plus recurring fees such as recurring issuer, trustee and credit enhancement fees in connection with tax-exempt financings, determined on a Consolidated Basis in accordance with GAAP for such period, plus (b) the Borrower's and its Subsidiaries' Ownership Share of Interest Expense of their Unconsolidated Affiliates for such period.

“Interest Period” means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended and any reference to a particular section of the Internal Revenue Code shall be deemed to include any successor section to such particular section.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person; (b) a loan, advance or extension of credit to, capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in the Loan Documents, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Investment Grade Rating” means a Credit Rating of BBB-/Baa3 (or the equivalent) or higher from a Rating Agency.
“Joinder Agreement” means the joinder agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to Section 7.12 by any additional Guarantor, substantially in the form of Exhibit D.
“Lender” means each financial institution from time to time party hereto as a “Lender” together with its respective successors and permitted assigns provided, however, that the term “Lender” (i) except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
“Lending Office” means, for (i) each Lender, and for each Type of Loan, the office, branch, Subsidiary, or Affiliate of such Lender specified in such Lender's Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office, branch, Subsidiary, or Affiliate as such Lender may notify the Administrative Agent in writing from time to time and (ii) the office of the Administrative Agent set forth in Section 12.1.
“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate quoted by the Administrative Agent from Reuters Screen LIBOR01 Page or any successor thereto designated by the Administrative Agent, which shall be the rate in effect two (2) New York Banking Days prior to the Reprice Date adjusted for any reserve requirement and any subsequent costs arising from a change in government regulations. The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Reprice Date” means the first day of each Interest Period.
“LIBOR Breakage Costs” means any loss, cost, or expense which any Lender sustains or incurs as a consequence of (i) any payment or prepayment (whether voluntary, involuntary or required pursuant to the terms hereof) of any Loan, or Conversion of any Loan, on a day that is not a Reprice Date with respect to such Loan; (ii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the interest rate applicable to a LIBOR Loan from LIBOR to an alternate index selected by such Lender with respect to the outstanding principal balance of such Loan on a date other than a Reprice Date, all including, without limitation, such loss or expenses arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder; or (iii) any failure by the Borrower for any reason to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
“LIBOR Loan” means a Loan bearing interest at a rate based on LIBOR.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title, encumbrance or preferential arrangement which has the same practical effect of constituting a security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of law, in respect of any property of such Person, or upon the income or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than a financing statement filed in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code as in effect in an applicable jurisdiction that is not in the nature of a security interest.
“Loan” means an Effective Date Loan or an Additional Loan.
“Loan Document” means this Agreement, each Note, the Guaranty, the Contribution Agreement, the Disbursement Letter, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letters and any Specified Derivatives Contract).
“Loan Party” means each of the Borrower and any other Person now or hereafter primarily or secondarily obligated to pay all or any part of the Obligations, including the Guarantors. Schedule 1.1 sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or

(c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests); in each case, on or prior to the Termination Date.
“Material Adverse Effect” means a material adverse change in or effect on (a) the business, assets, financial condition, liabilities (actual or contingent), or results of operations or prospects of Borrower and its Subsidiaries or any other Loan Party and its Subsidiaries each taken as a whole, (b) the ability of a Loan Party to perform its obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of such Loan Documents, or (d) the rights and remedies of Lenders and the Administrative Agent under the Loan Documents.
“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any other Loan Party or any of their respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Subsidiary” means any Subsidiary which either (a) has assets which constitute more than five percent (5%) of Adjusted Total Asset Value at the end of the most recent calendar quarter of Borrower, or (b) owns (or is the lessee under an Eligible Ground Lease of) an Unencumbered Asset included in determining the Unencumbered Asset Value.
“Moody's” means Moody's Investors Service, Inc. and its successors.
“Mortgage Receivable” means mortgage and notes receivable, including interest payments thereunder, of Borrower or any Subsidiary in a Person (other than CLP or its Subsidiaries).
“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (including any Governing Document), other than any Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any asset as security for Indebtedness of the Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on assets of such Person; provided, however, that an agreement that conditions a Person's ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person's ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“New York Banking Day” has the meaning given such term in the definition of LIBOR.
“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance but excluding pre-paid rents and revenues (including termination payments) and security deposits except to the extent applied in satisfaction of tenants' obligations for rent) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower or any Subsidiary and any property management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of 3% of the gross revenues for such Property for such period. Notwithstanding anything in this Agreement to the contrary, (x) for the purpose of determining Residential Unit For Sale Value, no Net Operating Income attributable to a Property for the period after the end of the calendar quarter immediately preceding the Condominium Conversion with respect to such Property shall be included, (y) for the purpose of calculating compliance with the Fixed Charge Coverage Ratio and the Net Operating Income attributable to a Property following the Condominium Conversion may be included, and (z) in no event shall Net Operating Income include any income, gain or loss in any case realized on the sale of any portion of a Residential Unit For Sale Property.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” has the meaning given such term in Section 2.8(a) hereof.
“Notice of Borrowing” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower's request for a borrowing of Loans.
“Notice of Continuation” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.6 evidencing the Borrower's request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice substantially in the form of Exhibit G (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.7 evidencing the Borrower's request for the Conversion of a Loan from one Type to another Type.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.
“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property (or with respect to a multifamily Property, the number of multifamily units) actually occupied by tenants that are not affiliated with the Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 60 or more days to (b) the aggregate net rentable square footage (or with respect to a multifamily Property, the number of multifamily units) of such Property. For purposes of the definition of “Occupancy Rate,” a tenant shall be deemed to actually occupy a Property notwithstanding a temporary cessation of operations for renovation, repairs or other temporary reason, or for the purpose of completing tenant build-out or that is otherwise scheduled to be open for business within 90 days of such date.
“Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Borrower would be required to disclose in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower's report on Form 10‑Q or Form 10‑K (or their equivalents) which the Borrower is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management's Discussion and Analysis About Off Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).
“OFAC” means the U.S. Department of the Treasury's Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6).
“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person's relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 8.4(k), such Person's relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Participant” has the meaning given that term in Section 12.5(d).
“Participant Register” has the meaning given that term in Section 12.5(d).
“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, as to any Person, (a) liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any environmental laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under the applicable provisions of this Agreement; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar applicable laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for the benefit of the Lenders; and (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“PNC Fee Letter” means the fee letter between the Borrower and PNC Bank, National Association, dated as of April 11, 2012.
“Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation, a rate per annum equal to (a) the Base Rate plus (b) the Applicable Margin as in effect from time to time plus (c) two percent (2.0%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower, CLP or a Subsidiary of either of them. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or a Subsidiary of Borrower; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Principal Office” means the office of the Administrative Agent located at 1100 Abernathy Rd, Suite 1250, Atlanta, Georgia 30328, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.
“Prohibited Person” has the meaning given that term in Section 6.1(hh).
“Property” means any parcel of real property, together with all improvements thereon, owned or leased pursuant to a ground lease by Borrower, any other Loan Party, or any of their respective Subsidiaries or any Unconsolidated Affiliate of Borrower and which is located in a State of the United States of America or the District of Columbia.
“Qualified Intermediary” means any Person serving as a “qualified intermediary” and/or “exchange accommodation title holder” for purposes of a sale or exchange pursuant to, and qualifying for tax treatment under, Section 1031 of the Internal Revenue Code.
“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Rating Agency” means S&P or Moody's.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Register” has the meaning given that term in Section 12.5(c).
“Regulatory Change” means, with respect to any Lender, (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Office or any corporation controlling any Lender. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Regulatory Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Regulatory Change regardless of the date adopted, issued, promulgated or implemented.
“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code and the Treasury Regulations promulgated thereunder.
“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person's Affiliates.
“Requisite Lenders” means, as of any date, Lenders holding more than 50.0% of the aggregate Credit Percentage; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.
“Residential Property” means a residential condominium Property or a Property comprised of a group of residential units for sale.
“Residential Unit For Sale” means a Residential Property that is completed or has been the subject of a Condominium Conversion for the purpose of sale of units therein.
“Residential Unit For Sale Value” means as of any date of determination, the sum of the following: (a) the sum of (i) the Net Operating Income attributable to Residential Properties subject to a Condominium Conversion for the four (4) calendar quarter period ending immediately prior to such conversion divided by six and three quarters percent (6.75%), plus (ii) the cost of capital improvements made to such Residential Properties following the Condominium Conversion, which amount pursuant to this clause (ii) shall not as to any Residential Property exceed twenty-five percent (25%) of the amount determined in accordance with the preceding clause (a) (i) with respect to such Residential Property, plus (b) the cost of all other Residential Units For Sale that are not the subject of a Condominium Conversion (that is, such Residential Units For Sale are a new development), minus (c) ninety percent (90%) of the gross actual contractual sales price of each Residential Unit For Sale prior to any deductions for commissions, fees and any other expenses. Notwithstanding the foregoing, no value will be attributed to any Residential Unit For Sale that is the subject of a Condominium Conversion twenty-four (24) months after such conversion, and no value will be attributed to any other Residential Unit For Sale thirty-six (36) months after commencement of construction (whether of infrastructure, above-ground improvements or otherwise) except that after the expiration of the applicable period and at which point no Residential Unit For Sale Value would be attributable to such converted condominium Property, Residential Unit For Sale Value may include (without duplication) an amount equal to the Net Operating Income attributable to such converted condominium property for the most recently ended four (4) fiscal quarter period, divided by six and three quarters percent (6.75%) (the “Reverse Conversion Value”). In addition, no value shall be attributable to any Residential Unit For Sale at any time following the earlier of the date that (i) all residential units within such Residential Property have been sold or otherwise conveyed, (ii) the management or control of such Residential Property has been turned over to such Property's homeowner's association or similar entity, or (iii) less than ten percent (10%) of the residential units within such Residential Property remain unsold.
“Responsible Officer” means (a) with respect to CLP (acting as a signatory for Borrower), CLP's President, chief financial officer, chief accounting officer or any other senior officer, (b) with respect to any other Loan Party, such Loan Party's chief executive officer, chief financial officer, or any other senior officer, and (c) with respect to any Lender, any officer, partner, managing member or similar person apparently authorized to execute documents on behalf of such Lender. A Responsible Officer shall also include any other person or officer specifically authorized and designated as such by the applicable Person.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower, any other Loan Party or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower, any other Loan Party or any of their respective Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower, any other Loan Party or any of their respective Subsidiaries now or hereafter outstanding.
“Reverse Conversion Value” has the meaning set forth in the definition of Residential Unit For Sale Value.
“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Debt” means, with respect to Borrower or any of its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Person on a Consolidated Basis outstanding at such date and that is secured in any manner by any Lien, and in the case of the Borrower, shall include (without duplication), the Borrower's Ownership Share of the Secured Debt of any of its Unconsolidated Affiliates.
“Secured Debt to Total Asset Value Ratio” shall mean the ratio (expressed as a percentage) of Secured Debt to Total Asset Value.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.
“Specified Derivatives Provider” means any Lender or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.
“Specified Property” means any of Metropolitan Midtown - (a mixed use property comprised of office, retail and Residential Properties), Colonial Promenade Nor du Lac - (currently a retail property, which is contemplated to be a mixed-use property in the future), Colonial Village at Cypress Village - (a multifamily rental property) and Colonial Village at Highland Hills - (a multifamily rental property) (excluding in the case of any of the foregoing Properties, any Unimproved Land associated with such Properties), which shall be considered to be an Unencumbered Asset for the purposes of this Agreement so long as such Property satisfies all of the following requirements: (a) such Property is fully developed and operational as a retail, office, for-sale residential, or multifamily property unless such property is a Development Property; (b) the Property is owned, or leased under an Eligible Ground Lease, entirely by the Borrower and/or a Subsidiary (except for any individual units within a Residential Unit For Sale Property that have been sold to unaffiliated third party purchasers); (c) neither such Property, nor any interest of the Borrower or any Subsidiary therein, is subject to any Lien (other than those described in clauses (a), (c) and (d) of the definition of Permitted Liens) or a Negative Pledge; (d) if such Property is owned or leased by a Subsidiary (i) none of the Borrower's direct or indirect ownership interest in such Subsidiary is subject to any Lien or to a Negative Pledge; (ii) the Borrower directly or indirectly through a Subsidiary, has the right to create a Lien on such Property as security for Indebtedness of such Subsidiary, as applicable and (iii) the Borrower, directly or indirectly, owns and controls at least 90% of the outstanding Equity Interests of such Subsidiary; (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; (f) if such Property constitutes Construction-In-

Process and construction of above-ground improvements has commenced, or in the case of a Property being developed as a Residential Unit For Sale Property and improvements or alterations thereto have commenced, such construction has not been terminated, suspended, or otherwise interrupted for more than one hundred twenty (120) consecutive days (unless such delay is a result of force majeure); (g) such Property is located entirely in a state within the contiguous 48 states of the continental United States or the District of Columbia; and (h) such Property has been designated as an “Unencumbered Asset” on Schedule 6.1(y) or a Compliance Certificate and in either event has not been removed as an Unencumbered Asset pursuant to Section 8.4(p).
“S&P” means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.
“Stabilized Property” means a completed Property that has achieved an Occupancy Rate of at least eighty percent (80%) for a period of not less than one (1) full calendar quarter.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.
“Tangible Net Worth” means, as of a given date, (a) the stockholders' equity of CLP determined on a consolidated basis, plus (b) accumulated depreciation and amortization, minus (c) the following (to the extent reflected in determining stockholders' equity of the Borrower and its Subsidiaries): (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write‑up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means May 11, 2017.
“Titled Agent” has the meaning given that term in Section 11.9.
“Total Asset Value” means as of any date of determination the sum (without duplication) of all of the following of the Borrower and its Subsidiaries on a Consolidated Basis determined in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents, plus (b) with respect to each Property owned for the prior twelve (12) consecutive months by the Borrower or any Subsidiary of Borrower, the quotient of (i) Net Operating Income attributable to such Property (without regard to its occupancy) for the calendar quarter most recently ended times four (4), divided by (ii) the applicable Capitalization Rate, plus (c) the GAAP book value of Properties acquired during the most recent period of twelve (12) consecutive months, plus (d) Construction‑in‑Process until the earlier of (i) the date such Property is no longer a Development Property or (ii) the calendar quarter after the Property becomes a Stabilized Property, plus (e)

the GAAP book value of Unimproved Land, Mortgage Receivables, other promissory notes and other tangible assets, plus (f) the Residential Unit For Sale Value except to the extent the Reverse Conversion Value shall exceed two and one half percent (2.50%) of Total Asset Value, such excess shall be excluded. The Borrower's Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets. For purposes of determining Total Asset Value, (x) Net Operating Income from Properties acquired or disposed of by the Borrower, any Subsidiary of Borrower or any Unconsolidated Affiliate during the immediately preceding four (4) calendar quarters of the Borrower shall be excluded and (y) Capital Reserves shall not be deducted from Net Operating Income of multifamily Properties. Notwithstanding the foregoing, the Net Operating Income of enclosed mall Properties shall for the purposes of clause (b)(i) above be determined for the preceding four (4) calendar quarters divided by four (4), and then annualized. The value attributable to any Residential Unit For Sale Property shall only be included under clause (f) above.
“Total Indebtedness” means all Indebtedness of the Borrower and all of its Subsidiaries determined on a Consolidated Basis.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of the Internal Revenue Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions of any succeeding similar, substitute, temporary, proposed or final Treasury Regulations.
“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.
“Unconsolidated Affiliate” means, in respect of any Person, any other Person (a) in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.
“Unencumbered Adjusted NOI” means, for any period, NOI from all Unencumbered Assets (without regard to the occupancy of an individual Unencumbered Asset, but subject to the terms of Section 9.14) for the immediately preceding quarter annualized. Notwithstanding the foregoing, NOI of enclosed mall Properties included within Unencumbered Assets shall be determined for the preceding four (4) calendar quarters divided by four (4), and then annualized.
“Unencumbered Asset” means a Property which satisfies all of the following requirements: (a) such Property is fully developed and operational as a retail, office or multifamily property unless such property is a Development Property; (b) the Property is owned, or leased under an Eligible Ground Lease, entirely by the Borrower and/or a Guarantor (except for any individual units within a Residential Unit For Sale Property that have been sold to unaffiliated third party purchasers); (c) neither such Property, nor any interest of the Borrower or any Guarantor therein, is subject to any Lien (other than those described in clauses (a), (c) and (d) of the definition of Permitted Liens) or a Negative Pledge; (d) if such Property is owned or leased by a Guarantor (i) none of the Borrower's direct or indirect ownership interest in such Guarantor is subject to any Lien or to a Negative Pledge; and (ii) the Borrower directly or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Guarantor, as applicable; (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; (f) if such Property constitutes Construction-In-Process and construction of above-ground improvements has commenced, or in the case of a Property being developed as a Residential Unit For Sale Property and improvements or alterations thereto have commenced, such construction has not been terminated, suspended, or otherwise interrupted for more than one hundred twenty (120) consecutive days (unless such delay is a result of force majeure); (g) such Property is located entirely in a state within the contiguous 48 states of the continental United States or the District of Columbia; and (h) such Property has been designated as an “Unencumbered Asset” on Schedule 6.1(y) or a Compliance Certificate and in either event has not been removed as an Unencumbered Asset pursuant to Section 8.4(p). With respect to Eligible QI Cash and Cash Equivalents, unrestricted Cash Equivalents and First Mortgage Receivables included in the Unencumbered Asset Value, (x) neither such asset, nor any interest of the Borrower or any Guarantor therein, is subject to any Lien (other than those described in clause (a) of the definition of “Permitted Liens”) or a Negative Pledge, (y) with respect to First Mortgage Receivables, the underlying collateral for such loan shall be a property which is owned in fee simple by the borrower thereunder or is ground leased under an Eligible Ground Lease which satisfies the requirements of clauses (a), (e), (f) and (g) of the definition of “Unencumbered Assets”(except that the underlying real estate need not be owned by Borrower or a Guarantor), and (z) in any such case such asset has been designated as an “Unencumbered Asset” on Schedule 6.1(y) or a Compliance Certificate and in either event has not been removed as an Unencumbered Asset pursuant to Section 8.4(p).
“Unencumbered Asset Value” means as of any date of determination, the sum (without duplication) of (a) the Unencumbered Adjusted NOI from Properties included in Unencumbered Assets (excluding NOI attributable to Development Properties included within Unencumbered Assets) for the fiscal quarter most recently ended times 4 divided by the applicable Capitalization Rate, plus (b) the GAAP book value of all Unencumbered Assets acquired during the period of 12 consecutive months most recently ended, plus (c) the GAAP book value of Construction-In-Process and Development Properties included within Unencumbered Assets, until the earlier of (i) the date such Property is no longer a Development Property or (ii) the second quarter after such Property becomes a Stabilized Property (except that to the extent the Unencumbered Asset Value pursuant to this clause (c) and clause (d) would exceed 15% of the Unencumbered Asset Value, such excess shall be excluded), plus (d) Residential Units For Sale Value (including the Reverse Conversion Value) for Residential Units For Sale included in Unencumbered Assets (except that to the extent the Unencumbered Asset Value pursuant to this clause (d) would exceed 10% of the Unencumbered Asset Value, such excess shall be excluded), plus (e) Eligible QI Cash and Cash Equivalents included within Unencumbered Assets, plus (f) unrestricted Cash Equivalents held by the Borrower and the Guarantors included within Unencumbered Assets (except that to the extent that the Unencumbered Asset Value pursuant to clauses (e) and (f) exceeds 10% of Unencumbered Asset Value, any such excess shall be excluded), plus (g) the outstanding principal balance of First Mortgage Receivables of the Borrower and Guarantors included within Unencumbered Assets (except that to the extent the Unencumbered Asset Value pursuant to this clause (g) would exceed 5% of the Unencumbered Asset Value, such excess shall be excluded). In addition, to the extent that (A) the aggregate Unencumbered Asset Value pursuant to clauses (c), (d), (e), (f) and (g), inclusive of Specified Properties, exceeds 25% of the Unencumbered Asset Value, any such excess shall be excluded and (B) the aggregate amount of Unencumbered Asset Value attributable to Specified Properties exceeds 10% of the Unencumbered Asset Value, such excess shall be excluded. For purposes of this definition, (x) Capital Reserves for multifamily Properties shall not be deducted from Net Operating Income, and (y) for calculating the value of retail properties average NOI for the prior four quarters will be used.
“Unencumbered Leverage Ratio” means the ratio (expressed as a percentage) of (a) the Unsecured Debt of the Loan Parties and their Subsidiaries as of the date of determination to (b) the Unencumbered Asset Value as of such date of determination.

“Unimproved Land” shall mean land on which no development (other than improvements that are not material and are temporary in nature) has occurred.
“Unsecured Debt” means Indebtedness of the Loan Parties and their Subsidiaries on a Consolidated Basis outstanding at any time which is not Secured Debt. Indebtedness secured solely by a pledge of Equity Interests in a Subsidiary owning one or more Properties which is also recourse to the Borrower or a Guarantor shall not be treated as Secured Debt.
“U.S. Bank” means U.S. Bank National Association, and its successors and assigns.
“U.S. Bank Fee Letter” means the fee letter between the Borrower and U.S. Bank, dated as of April 3, 2012.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wholly Owned Subsidiary” means any Subsidiary of the Borrower in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

Section 1.2	General; References to Time.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Eastern time.

Section 1.3	Financial Attributes of Non-Wholly Owned Subsidiaries.
Notwithstanding anything herein to the contrary, when determining the Applicable Margin and compliance by the Borrower with any financial covenant contained in any of the Loan Documents only the Ownership Share of the Borrower of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

Article II CREDIT FACILITY

Section 2.1	Term Loans.
(a)    Generally.
(i)    Effective Date Loans. Subject to the terms and conditions hereof, on the Effective Date each Lender severally and not jointly agrees to make an Effective Date Loan to the Borrower in the aggregate principal amount of such Lender's Commitment. Each Lender's Commitment to make an Effective Date Loan shall terminate immediately when such Effective Date Loan is made on the Effective Date.
(ii)    Additional Loans. In the event that certain Lenders have agreed to make Additional Loans to the Borrower, subject to the terms and conditions of this Agreement (including Section 2.9 hereof), then each such Lender shall make such Additional Loan on the applicable Additional Loan Advance Date. The Commitment of any Lender which has agreed to make an Additional Loan shall terminate immediately when such Additional Loan is made by such Lender on the applicable Additional Loan Advance Date.
(iii)    All Loans. There shall only be a single advance of proceeds of each Loan. Any amount of any Loan that is repaid may not be reborrowed. Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof. LIBOR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount.
(b)    Requesting the Loans. The Borrower shall give the Administrative Agent notice pursuant to a Notice of Borrowing or telephonic notice of the borrowing of the Loans. Such Notice of Borrowing shall be delivered to the Administrative Agent  before 10:00 a.m. (i) in the case of LIBOR Loans, on the date two (2) Business Days prior to the Effective Date and (ii) in the case of Base Rate Loans, on the date one (1) Business Day prior to the Effective Date. Any telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Administrative Agent by telecopy on the same day of the giving of such telephonic notice. The Administrative Agent will transmit the Notice of Borrowing (or the information contained in such Notice of Borrowing) or the information contained in a telephonic notice of borrowing (if such telephonic notice is received prior to a Notice of Borrowing) by telecopy to each Lender promptly upon receipt by the Administrative Agent. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower. The Borrower may not request an Additional Loan unless Lenders have agreed to provide an Additional Loan in accordance with Section 2.9 of this Agreement.
(c)    Disbursements of Loan Proceeds. Each Lender will make available for the account of its applicable Lending Office to the Administrative Agent at the Principal Office, in immediately available funds, the proceeds of the Loan to be made by such Lender. Subject to satisfaction of the applicable conditions set forth in Article V for such borrowing, the Administrative Agent will make the proceeds of such borrowing available to the Borrower in Dollars, in immediately available funds, on the Effective Date and on each Additional Loan Advance Date, as applicable.

Section 2.2	Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)    During such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and
(ii)    During such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of each Loan made by such Lender and on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) with respect to Base Rate Loans only, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date, (ii) with respect to LIBOR Loans only, in arrears, on the last day of each Interest Period therefor and if such Interest Period is longer than 3 months, at 3 month intervals following the first day of such Interest Period, and (iii) on the Termination Date or any other date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.3	Number of Interest Periods.
There may be no more than three (3) different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.4	Repayment of Loans.
The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Termination Date or any earlier date on which the principal balance of such Loan is due and payable in full (whether due to acceleration or otherwise), together with all other amounts then outstanding under this Agreement.

Section 2.5	Prepayments.
Except as otherwise provided in the immediately following subsection and subject to Section 4.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least one (1) Business Day's prior written notice of the prepayment of any Loan. Each such notice of prepayment shall be irrevocable. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of the Loans then outstanding).

Section 2.6	Continuation.
So long as no Default or Event of Default shall have occurred and be continuing, the Borrower may on any Business Day, with respect to any Loan that is a LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower's giving to the Administrative Agent a Notice of Continuation not later than 10:00 a.m. on the second (2nd) Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail, or other similar form of communication, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each applicable Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7 or the Borrower's failure to comply with any of the terms of such Section.

Section 2.7	Conversion.
The Borrower may on any Business Day, upon the Borrower's giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Any Conversion of a Loan that is a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 10:00 a.m. two (2) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.8	Notes.
(a)    Notes. The Loan made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit H (each, a “Note”), payable to the order of such Lender in a principal amount equal to the sum of the maximum principal amount of any Effective Date Loan and any Additional Loan made by such Lender and otherwise duly completed.
(b)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.
(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that the Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.9	Additional Loans.
Subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, delayed, or conditioned, except with respect to the fees to be paid to the Administrative Agent for arranging the increase), the Borrower shall have the right at any time, and from time to time, during the period beginning after the Effective Date to, but excluding, the date that is one hundred eighty (180) days prior to the Termination Date to request Additional Loans by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that (i) the aggregate principal amount of all Additional Loans made by the Lenders, together with any Commitment to provide Additional Loans, shall not exceed $100,000,000; (ii) each Additional Loan is in an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof; and (iii) no Additional Loan shall have a maturity date later than the Termination Date. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the arrangement and syndication of Additional Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such Additional Loans and the allocations of such Additional Loans among existing Lenders and/or other banks, financial institutions and other institutional lenders accepted by the Administrative Agent to provide an Additional Loan. No Lender shall be obligated in any way whatsoever to increase its Commitment or the principal amount of any outstanding Loan or to provide an Additional Loan, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. Notwithstanding the foregoing, the Borrower may not request, and no Additional Loan may be advanced unless each of the following conditions precedent are satisfied: (w) no Default or Event of Default shall be in existence on the date the Borrower requests an Additional Loan or on the date any Additional Loan is advanced, (x) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the date any Additional Loan is advanced except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, (y) U.S. Bank and PNC Bank, National Association (or their respective Affiliates, as applicable) shall have received payment of all fees and reimbursement of all expenses (including reasonable attorneys' fees and disbursements) payable with respect to such Additional Loans from the Borrower under the Fee Letters and the Loan Documents, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate and other necessary action taken by the Borrower to authorize such increase and (B) all corporate and other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, (iii) new Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing the principal amount of their Loans, in the aggregate principal amount of such Lender's Loan after giving effect to the advance of any Additional Loans which such Lender has agreed (in its sole discretion) to make; and (iv) the Loan Parties and any Lender (whether a Lender of an Effective Date Loan or a Lender of an Additional Loan) shall have executed such documents and agreements as the Administrative Agent may reasonably request.

Section 2.10	Advances by Administrative Agent.
Unless the Administrative Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to the Administrative Agent the Loan to be made by such Lender on such date, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent on the date of the requested borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to the Administrative Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Administrative Agent's demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) with respect to the Borrower, the applicable rate for such Loan designated in the applicable Notice of Borrowing or (ii) with respect to a Lender, the Federal Funds Rate. Subject to the terms of this Agreement (including, without limitation, Section 12.16), the Borrower does not waive any claim that it may have against a Defaulting Lender.

Section 2.11	Loan Disbursements.
(a)    Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents in accordance with the Disbursement Letter. The Borrower agrees to be bound by any disbursement request in the Disbursement Letter (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower's name and accepted by the Administrative Agent in good faith and in compliance with the disbursement instructions contained in the Disbursement Letter, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent's confirmation to the Borrower of such transfer.
(b)    Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

Section 2.12	Limitation of Liability.
Neither the Administrative Agent nor any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower's transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent's or any Lender's control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

Article III PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1	Payments.
(a)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(b)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2	Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Lenders under Sections 2.1(a), and 2.6 shall be made from the Lenders and each payment of Fees payable to the Lenders under Section 3.5(a), Section 3.5(b) shall be made for the account of the Lenders pro rata in accordance with each Lender's respective Credit Percentage, (b) each payment or prepayment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with each Lender's respective Credit Percentage; (c) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with each Lender's respective Credit Percentage; and (d) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.1(c) and Section 4.6) shall be made pro rata among the Lenders in accordance with each Lender's respective Credit Percentage and the then current Interest Period for each Lender's portion of each such Loan of such Type shall be coterminous.

Section 3.3	Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker's lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 10.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section

10.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4	Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5	Fees.
(a)    Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender (or Affiliate thereof) all Fees that are due and payable pursuant to the Fee Letters.
(b)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other Fees of the Administrative Agent as provided in the U.S. Bank Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6	Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7	Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8	Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9	Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)    Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement, fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Defaulting Lender Cure. If the Borrower, and the Administrative Agent, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Credit Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
(d)    Purchase of Defaulting Lender's Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender's Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.5(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 12.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower's sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10	Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), 2 executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party's obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article IV YIELD PROTECTION, ETC.

Section 4.1	Capital Adequacy; Regulatory Change.
(a)    Capital Adequacy. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Office of such Lender, or any corporation controlling such Lender is increased as a result of a Regulatory Change, then, within five (5) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its outstanding credit exposure or its Commitment to make Loans, as the case may be, hereunder (after taking into account such Lender's policies as to capital adequacy). Each Lender's method of determining any amount payable to such Lender under this paragraph shall be substantially similar to the method used by Lender in implementing similar provisions for similarly situated borrowers and extensions of credit. Each Lender shall provide to the Administrative Agent and the Borrower a statement of the amount and basis of calculation of any such increased cost, reduction in return and/or revenue. Any such statement shall be conclusive and binding on the Borrower absent manifest error.
(b)    Regulatory Change. If, on or after the Effective Date, any Regulatory Change:
(i)    subjects any Lender, any applicable Lending Office of such Lender, or any corporation controlling such Lender, to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Loan, or participations therein, or
(ii)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Office of such Lender, or any corporation controlling such Lender (other than reserves and assessments taken into account in determining the interest rate applicable to the Loans), or
(iii)    imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Office of such Lender, or any corporation controlling such Lender of making, funding or maintaining its Loans, or reduces any amount receivable by any Lender, any applicable Lending Office of such Lender, or any corporation controlling such Lender in connection with its Loans, or participations therein, or requires any Lender, any applicable Lending Office of such Lender, or any corporation controlling such Lender, to make any payment calculated by reference to the amount of the Loans, or participations therein held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such any Lender, any applicable Lending Office of such Lender, or any corporation controlling such Lender, as the case may be, of making or maintaining its Loans or Commitment or to reduce the return received by such Lender, applicable Lending Office of such Lender, or any corporation controlling such Lender, as the case may be, in connection with such Loan or Commitment, or participations therein, then, within five (5) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
(c)    Lender's Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).
(d)    Notification and Determination of Additional Costs. Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent). Notwithstanding the foregoing provisions of this Section, the Administrative Agent, a Lender and a Participant shall not be entitled to compensation for any increased costs incurred or reductions suffered more than six months prior to the date that such Person notifies the Borrower of the event giving rise to such increased costs or reductions, and of such Person's intention to claim compensation therefor (except that, if such event giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof). The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 4.2	Suspension of LIBOR Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:
(a)    the Administrative Agent reasonably determines in good faith (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or
(b)    the Administrative Agent reasonably determines in good faith (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3	Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6. shall be applicable).

Section 4.4	Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to LIBOR Breakage Costs. Not in limitation of the foregoing, such compensation shall include, without limitation, (i)

in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower's request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5	Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10 or Section 4.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c) or Section 4.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may, within 30 days of such request for compensation or suspension, as applicable, demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Loan and any Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower's sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower's obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Section 3.10, Section 4.1 or Section 4.4) with respect to any period up to the date of replacement.

Section 4.6	Treatment of Affected Loans.
(a)    If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c), Section 4.2 or Section 4.3 then such Lender's LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(c), Section 4.2, or Section 4.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 4.1, Section 4.2 or Section 4.3 that gave rise to such Conversion no longer exist:
(i)    to the extent that such Lender's LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 4.1(c), Section 4.2 or Section 4.3 that gave rise to the Conversion of such Lender's LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Credit Percentages.

Section 4.7	Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.10, Section 4.1 or Section 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8	Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Article V CONDITIONS PRECEDENT

Section 5.1	Initial Conditions Precedent.
The obligation of the Lenders to make Loans is subject to the satisfaction or waiver of the following conditions precedent:
(a)    the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(i)    counterparts of this Agreement executed by each of the parties hereto;
(ii)    Notes executed by the Borrower, payable to each applicable Lender that has requested that it receive a Note and complying with the terms of Section 2.8(a);
(iii)    the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv)    legal opinions of Johnson Barton Proctor & Rose LLP, counsel to the Borrower and the other Loan Parties, and Gibbons P.C., special New York counsel to the Borrower and the other Loan Parties, each addressed to the Administrative Agent and the Lenders and addressing such matters as the Administrative Agent may reasonably require;
(v)    the Governing Documents of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
(vi)    a good standing certificate with respect to Borrower, each Guarantor and each general partner, and each managing member (or Person performing similar functions) of such Persons issued as of a recent date by the appropriate Secretary of State (and any state department of taxation, as applicable) and certificates of qualification to transact business or other comparable certificates issued by the Secretary of State (and any state department of taxation, as applicable), of each state in which such Person is organized, in which the Unencumbered Assets owned (or leased pursuant to an Eligible Ground Lease) by such Person are located, and wherever such Person is required to be so qualified and where the failure to be so qualified would have, in each instance, a Material Adverse Effect;
(vii)    a certificate of incumbency signed by the general partner, secretary (or Person performing similar functions) of Borrower, each Guarantor and their respective general partners and managing members (or Person performing similar functions) as to each of the partners, officers or other Persons authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;
(viii)    copies, certified by the general partner, secretary or other authorized Person of each of the Borrower, the Guarantors and their respective general partners or managing members (or Persons performing similar functions) of such Persons of all partnership, limited liability company, corporate (or comparable) action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which such Persons are a party;
(ix)    a copy of each document or agreement evidencing any of the Indebtedness described in Schedule 6.1(g) as Administrative Agent may request, in each case certified as true, correct and complete by the chief operating officer or chief financial officer of the Borrower;
(x)    a Compliance Certificate calculated on a pro forma basis for the Borrower's fiscal quarter ending March 31, 2012;
(xi)    a Borrower Authorized Persons Certificate effective as of the Agreement Date;
(xii)    the Disbursement Letter;
(xiii)    evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;
(xiv)    such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and
(b)    In the good faith judgment of the Administrative Agent:

(i)    there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;
(ii)    there shall not have occurred any material adverse change in the business, assets, liabilities, condition (financial or otherwise), results of operations, or business prospects of the Borrower and its Subsidiaries taken as a whole;
(iii)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(iv)    the Borrower, the other Loan Parties and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin or impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(v)    the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; and
(vi)    there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 5.2	Conditions Precedent to All Loans.
In addition to satisfaction or waiver of the conditions precedent contained in Section 5.1, the obligations of Lenders to make any Loans are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) the Administrative Agent shall have received a timely Notice of Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made that all conditions to the making of such Loan contained in this Article V. have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for initial Loans set forth in Section 5.1 and Section 5.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

Article VI REPRESENTATIONS AND WARRANTIES

Section 6.1	Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower and each other Loan Party represents and warrants to the Administrative Agent and each Lender as follows:
(a)    Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and each of their respective Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
(b)    Ownership Structure. As of the Agreement Date, Part I of Schedule 6.1(b) is a complete and correct list or diagram of all Subsidiaries of Borrower and the other Loan Parties setting forth for each such Subsidiary (i) the jurisdiction of organization of such Subsidiary, (ii) each Loan Party which holds any Equity Interests in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary and/or an Excluded Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) each Loan Party and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) and Negative Pledges (other than any Negative Pledges under this Agreement and the Existing Credit Agreements) and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable, and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date Part II of Schedule 6.1(b) correctly sets forth or diagrams all Unconsolidated Affiliates of Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by Borrower.

(c)    Authorization of Loan Documents and Borrowings. Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letters to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letters to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers or other representatives of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein may be limited by equitable principles generally.
(d)    Compliance of Loan Documents with Laws. Each Loan Party's execution, delivery and performance of this Agreement, the other Loan Documents, and the Fee Letters to which such Loan Party is a party, in accordance with their respective terms, and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, any of the Existing Credit Agreements and the other loan documents entered into in connection therewith, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.
(e)    Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and each of their respective Subsidiaries is in compliance with its Governing Documents, each agreement, judgment, decree or order to which any of them is a party or by which any of them or their properties may be bound, each Governmental Approval applicable to it and in compliance with all other Applicable Law (including without limitation, Environmental Laws) relating to such Person except for noncompliances which, and Governmental Approvals the failure to possess which, would not, individually or in the aggregate, cause a Default or an Event of Default or have a Material Adverse Effect.
(f)    Title to Properties; Title Insurance. As of the Agreement Date, Schedule 6.1(f) sets forth all of the real property owned or leased by the Borrower, each other Loan Party and each of their respective Subsidiaries. Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. Each of the Borrower, the other Loan Parties and their respective Subsidiaries have title to their properties sufficient for the conduct of their business. As of the Agreement Date, there are no Liens or Negative Pledges against any Unencumbered Assets except for Permitted Liens and any Negative Pledges under this Agreement and the Existing Credit Agreements. The Borrower or another Loan Party is with respect to all Unencumbered Assets and other real property reasonably necessary for the operation of its business, the named insured under a policy of title insurance issued by a title insurer operating in the jurisdiction where such real property is located. As to each such policy of title insurance (i) the coverage amount equals or exceeds the acquisition cost of the related real property and any improvements added thereto by such Person (ii) no claims are pending that, if adversely determined, have had or could reasonably be expected to have a Material Adverse Effect; and (iii) no title insurer has given notice to the insured Person that such policy of title insurance is no longer in effect. Neither Borrower, any other Loan Party nor any of their respective Subsidiaries has knowledge of any defect in title of any Property that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing in this Section 6.1(f), there may be a limited number of Properties for which no title insurance policies exist or have been found but the results of such failure to exist or to be able to locate such policies, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
(g)    Existing Indebtedness; Total Liabilities. Schedule 6.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all guarantees of Indebtedness) of each of the Borrower, the other Loan Parties and their respective Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. The Borrower, the other Loan Parties, and their respective Subsidiaries have performed and are in compliance with all of the material terms of all Indebtedness of such Persons (including, without limitation, the Existing Credit Agreements) and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness (including, without limitation, the Existing Credit Agreements).
(h)    Material Contracts. Each of the Borrower, the other Loan Parties and their respective Subsidiaries that is a party to any Material Contract is in compliance with all of the material terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
(i)    Litigation. Except as set forth on Schedule 6.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of the Borrower or any other Loan Parties, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any of their respective Subsidiaries or any of their respective property in any court, or before any tribunal, administrative agency, board, arbitrator or mediator of any kind or before or by any other Governmental Authority which has had or could reasonably be expected to have a Material Adverse Effect or which question the validity or enforceability of any of the Loan Documents or the Fee Letters (or of the Existing Credit Agreements and their related loan documents). There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the Borrower, any other Loan Party, or any of their respective Subsidiaries which has had or could be reasonably expected to have a Material Adverse Effect. There are no judgments outstanding against or affecting the Borrower, any other Loan Party, any of their respective Subsidiaries or any of their respective properties individually or in the aggregate involving amounts in excess of $20,000,000.
(j)    Taxes. All federal, state and other Tax returns of the Borrower, any other Loan Party or any of their respective Subsidiaries required by Applicable Law to be filed have been duly and timely filed, and all federal, state and other Taxes, assessments and other governmental charges or levies upon the Borrower, each other Loan Party, any of their respective Subsidiaries and their respective properties, income, profits and assets which are due and payable have been timely paid, except any such nonpayment which is at the time permitted under Section 7.6. As of the Agreement Date, none of the United States income Tax returns of the Borrower, any other Loan Party or any of their respective Subsidiaries is under audit. All charges, accruals and reserves on the books of the Borrower, any other Loan Party and each of their respective Subsidiaries in respect of any Taxes or other governmental charges are in accordance with GAAP.
(k)    Financial Statements. Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2011, and the related audited consolidated statements of income, shareholders' equity and cash flow for the fiscal year ending on such date, with the opinion thereon of Deloitte & Touche LLP, (ii) the audited consolidated balance sheet of CLP and its consolidated Subsidiaries for the fiscal year ending December 31, 2011, and the related audited consolidated statements of income, shareholders' equity and cash flow for the fiscal year ending on such date with the opinion thereof of Pricewaterhouse Coopers, and (iii) unaudited statements of Net Operating Income for each of the Unencumbered Assets for the fiscal quarter ended December 31, 2011, satisfactory in form to the Administrative Agent and certified by a Responsible Officer of CLP. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Borrower and its consolidated Subsidiaries or CLP and its consolidated Subsidiaries, as applicable, as at their respective dates and the results of operations and the cash flow for such periods. Such statements included in the item (iii) above are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved the Net Operating Income for such periods. Neither Borrower, CLP, nor any Subsidiary of Borrower or CLP has on the Agreement Date any material contingent liabilities, liabilities, liabilities for Taxes, or unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements or except as set forth on Schedule 6.1(k).
(l)    No Material Adverse Change. Since December 31, 2011, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower, the Loan Parties, or their respective Subsidiaries. Each of the Borrower, the other Loan Parties and their respective Subsidiaries is Solvent.
(m)    ERISA.
(i)    Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan's current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Loan Parties, nothing has occurred which would cause the loss of its reliance on each Qualified Plan's favorable determination letter or opinion letter.
(ii)    With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group's financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Loan Parties, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt

“prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.
(n)    Not Plan Assets; No Prohibited Transaction. None of the assets of the Borrower, any other Loan Party or any of their respective Subsidiaries constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(o)    Absence of Default. None of the Loan Parties or any of their respective Subsidiaries is in default under its Governing Documents, and no event has occurred, which has not been remedied, cured or irrevocably waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by Borrower, any other Loan Party or any of their respective Subsidiaries under any agreement (other than this Agreement) or judgment, decree or order to which Borrower, any other Loan Party or any of their respective Subsidiaries is a party or by which the Borrower, any other Loan Party, any of their respective Subsidiaries or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, involve Indebtedness or other obligations or liabilities in excess of $25,000,000.
(p)    Environmental Laws.
(i)    The Borrower, each other Loan Party and each of their respective Subsidiaries is in compliance with the requirements of all applicable Environmental Laws except for the matters set forth on Schedule 6.1(p) and such other non‑compliance which, in any event, either individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.
(ii)    No Hazardous Materials have been (i) generated or manufactured on, transported to or from, treated at, stored at or discharged from any Property in violation of any Environmental Laws; (ii) discharged into subsurface waters under any Property in violation of any Environmental Laws; or (iii) discharged from any Property on or into property or waters (including subsurface waters) adjacent to any Property in violation of any Environmental Laws, except for the matters set forth on Schedule 6.1(p) and other violations which violations, in any event, in the case of any of (i), (ii) or (iii), either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(iii)    Except for the matters set forth on Schedule 6.1(p) and any of the following matters or liabilities that, in any event, either individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, neither the Borrower, any other Loan Party nor any of their respective Subsidiaries (i) has received notice (written or oral) or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, lien, violation, non‑compliance or investigation indicating or concerning any potential or actual liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising in connection with (x) any non‑compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (ii) has any threatened or actual liability in connection with the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or the release or threatened release of any Hazardous Materials into the environment, (iii) has received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to the presence of any Hazardous Materials on any Property (or any Property previously owned by any of such Persons) or a release or threatened release of any Hazardous Materials into the environment for which the Borrower, any Loan Party or any of their respective Subsidiaries is or may be liable, or (iv) has received notice that the Borrower, any Loan Party or any of their respective Subsidiaries is or may be liable to any Person under any Environmental Law.
(iv)    To the best of Borrower's knowledge after due inquiry, no Property is located in an area identified by the Secretary of Housing and Urban Development as an area having special flood hazards, or if any such Property is located in such a special flood hazard area, then the Borrower has obtained all insurance that is required to be maintained by law or which is customarily maintained by Persons engaged in similar businesses and owning similar Properties in the same general areas in which the Borrower operates except where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.
(q)    Investment Company. None of the Borrower, any other Loan Party or any of their respective Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.
(r)    Margin Stock. None of the Borrower, any other Loan Party or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” or a “margin security” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.
(s)    Affiliate Transactions. Except as permitted by Section 9.10 none of the Borrower, any other Loan Party or any of their respective Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate (but not any Subsidiary of Borrower) of Borrower, any other Loan Party or any of their respective Subsidiaries is a party.
(t)    Intellectual Property. Except as has not had and could not be reasonably expected to have a Material Adverse Effect, (i) the Borrower, each other Loan Party and each of their respective Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person; (ii) the Borrower, and each other Loan Party and each of their respective Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property; (iii) no claim has been asserted by any Person with respect to the use of any Intellectual Property by the Borrower, any other Loan Party or any of their respective Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and (iv) the use of such Intellectual Property by the

Borrower, the other Loan Parties and each of their respective Subsidiaries, does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, the other Loan Parties or any of their respective Subsidiaries.
(u)    Business. The Borrower, the other Loan Parties and each of their respective Subsidiaries are engaged substantially in the business of the acquisition, disposition, financing, ownership, development rehabilitation, leasing, operation and management of office, multifamily and retail buildings and other business activities similar, related or incidental thereto.
(v)    Broker's Fees. No broker's or finder's fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby except normal accounting, legal or other related or normal charges. No other similar fees or commissions will be payable by any Loan Party or any of their respective Subsidiaries for any other services rendered to the Borrower, any other Loan Party, or any of their respective Subsidiaries, ancillary to the transactions contemplated hereby.
(w)    Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Borrower, any other Loan Party or any of their respective Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. The written information, reports and other papers and data with respect to the Borrower, any other Loan Party or any of their respective Subsidiaries or the Unencumbered Assets (other than projections and other forward-looking statements) furnished to the Administrative Agent or the Lenders in connection with or relating in any way to this Agreement were, at the time so furnished, complete and correct in all material respects, or have been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter. All financial statements furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any of their respective Subsidiaries in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by, or on behalf of the Borrower, any other Loan Party or any of their respective Subsidiaries that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. No fact or circumstance is known to any Loan Party which has had, or may in the future have (so far as any such Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders prior to the Effective Date.
(x)    REIT Status. CLP has elected to be treated as a REIT, qualifies, and has since 1993 qualified, as a REIT and is, and will continue to be, in compliance with all requirements and conditions imposed under the Internal Revenue Code and the Treasury Regulations to allow CLP to maintain its qualification as a REIT.
(y)    Unencumbered Assets. As of the Agreement Date, Schedule 6.1(y) is a correct and complete list of all Unencumbered Assets. Each of the Unencumbered Assets included by the Borrower in calculations of the Unencumbered Asset Value satisfies all of the requirements contained in this Agreement for the same to be included therein.

(z)    Insurance. The Borrower, the other Loan Parties and their respective Subsidiaries have insurance covering the Borrower, the other Loan Parties and their respective Subsidiaries and their respective Properties in such amounts and against such risks and casualties as are customary for Persons or Properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy. As of the Agreement Date, none of the Borrower, any other Loan Party nor any of their respective Subsidiaries has received notice that any such insurance has been cancelled, not renewed, or impaired in any way.
(aa)    Ownership of Borrower. CLP is the sole general partner of Borrower and owns free of any Lien or other claim not less than a fifty-one percent (51%) Equity Interest in Borrower as the general partner thereof.
(bb)    No Bankruptcy Filing. None of the Borrower, any Loan Party or any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and no Loan Party has any knowledge of any Person threatening the filing of any such petition against any of the Borrower, any Loan Party or any of their respective Subsidiaries.
(cc)    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any other Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
(dd)    Transaction in Best Interests of Borrower and Loan Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the other Loan Parties and the creditors of such Persons. The direct and indirect benefits to inure to the Borrower and the other Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the other Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Obligations, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower and the other Loan Parties to have available financing to conduct and expand their business. The Borrower and the other Loan Parties constitute a single integrated financial enterprise and each receives a benefit from the availability of credit under this Agreement to the Borrower.
(ee)    Property. All of the Borrower's, each other Loan Party's and their respective Subsidiaries' properties are in good repair and condition, subject to ordinary wear and tear, other than with respect to deferred maintenance existing as of the date of acquisition of such property as permitted in this Section. The Borrower, and each other Loan Party, has completed or caused to be completed an appropriate investigation of the environmental condition of each Property as of the later of the date of the Borrower's, each Loan Party's or the applicable Subsidiary's purchase thereof or the date upon which such property was last security for Indebtedness of such Persons, including preparation of a “Phase I” report and, if appropriate, a “Phase II” report, in each case prepared by a recognized environmental engineer in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation has been disclosed in writing to the Administrative Agent and remediation actions satisfactory to Agent are being taken. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of the Borrower, the other Loan Parties or their respective Subsidiaries which are delinquent. Except as set forth in Schedule 6.1(ee), there are no pending eminent domain proceedings against any property of the Borrower, the other Loan Parties or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which, in all such events, individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect. None of the property of the Borrower, the other Loan Parties or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate has had or could reasonably be expected to have any Material Adverse Effect. Notwithstanding the foregoing in this Section 6.1(ee), certain environmental matters have been disclosed to Administrative Agent and the Lenders on Schedule 6.1(p) and there may be a limited number of Properties for which no Phase I reports have been obtained or located but the result of any such matters, individually or in the aggregate, have not had and could not reasonably be expected to have any Material Adverse Effect.
(ff)    No Event of Default. No Default or Event of Default has occurred and is continuing.
(gg)    Subordination. None of the Borrower or any other Loan Party is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any of such Persons.
(hh)    Anti-Terrorism Laws.
(i)    None of the Borrower or any other Loan Party or any of their Affiliates is in violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Patriot Act.
(ii)    None of the Borrower, any other Loan Party or any of their Affiliates, or any of their brokers or other agents acting or benefiting from the Loan is a Prohibited Person. A “Prohibited Person” is any of the following:
(A)    a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(B)    a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(C)    a person or entity with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(D)    a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(E)    a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.
(iii)    None of the Borrower or any other Loan Party, any of their Affiliates or any of their brokers or other agents acting in any capacity in connection with the Loans (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(iv)    Borrower and the other Loan Parties shall not (1) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming Borrower's and each other Loan Party's compliance herewith).

Section 6.2	Survival of Representations and Warranties, Etc.
All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any of their respective Subsidiaries to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Loan Parties under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any agreement to provide an Additional Loan is effectuated pursuant to Section 2.9 and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

Article VII AFFIRMATIVE COVENANTS

Section 7.1	Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 9.7, each Loan Party shall preserve and maintain, and shall cause each of their respective Subsidiaries to preserve and maintain, each such Loan Party's and each such Subsidiary's existence, rights, franchises, licenses and privileges in the jurisdiction of such Loan Party's or such Subsidiary's incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which such Loan Party or such Subsidiary is organized, in each jurisdiction in which any Unencumbered Asset owned (or leased pursuant to an Eligible Ground Lease) by such Loan Party or such Subsidiary is located, and in each other jurisdiction in which the character of such Loan Party's or such Subsidiary's properties or the nature of such Loan Party's or such Subsidiary's business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall, and shall cause each of its respective

Subsidiaries to, develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Administrative Agent in writing in the event that any of such Persons shall determine that any investors in such Persons are in violation of such act.

Section 7.2	Compliance with Applicable Law.
Each Loan Party shall comply, and shall cause each of its respective Subsidiaries to comply, with (a) all Applicable Law, including the obtaining of all Governmental Approvals, (b) each such Person's Governing Documents, and (c) all mortgages, indentures, contracts, agreements and instruments to which such Person is a party or by which any of such Person's properties may be bound, the failure, in any such event, with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 7.3	Maintenance of Property.
In addition to the requirements of any of the other Loan Documents, each Loan Party shall, and shall cause each of its respective Subsidiaries to, (a) protect and preserve all of its properties, including, without limitation, all Intellectual Property necessary to the conduct of its business, or cause to be protected and preserved, and maintain or cause to be maintained in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b)  make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 7.4	Conduct of Business.
Each Loan Party shall at all times carry on, and shall cause each of its respective Subsidiaries to carry on, their respective businesses as now conducted and as described in Section 6.1(u).

Section 7.5	Insurance.
In addition to the requirements of any of the other Loan Documents, each Loan Party shall, and shall cause each of its respective Subsidiaries to, maintain or cause to be maintained commercially reasonable insurance with financially sound and reputable insurance companies covering such Persons and their respective properties in such amounts and against such risks and casualties as are customary for Persons or properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy, and from time to time deliver to the Administrative Agent or any Lender upon its request a detailed list stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, together with copies of all policies or certificates of the insurance then in effect.

Section 7.6	Payment of Taxes and Claims.
Each Loan Party shall, and shall cause each of its respective Subsidiaries to, pay and discharge or cause to be paid and discharged when due (a) all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such Tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, in accordance with GAAP; provided further that upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor, such Person either (A) will provide a bond issued by a surety reasonably acceptable to the Administrative Agent and sufficient to stay all such proceedings or (B) if no such bond is provided, will pay each such Tax, assessment, governmental charge, levy or claim.

Section 7.7	Visits; Inspections.
Each Loan Party shall, and shall cause each of its respective Subsidiaries to, permit representatives or agents of any Lender or the Administrative Agent, from time to time, as often as may be reasonably requested, but only during normal business hours and at the expense of such Lender or the Administrative Agent (unless a Default or Event of Default shall be continuing, in which case the exercise by the Administrative Agent or such Lender of its rights under this Section shall be at the expense of the Borrower), as the case may be, to: (a) visit and inspect all properties of the Borrower, such Subsidiary or other Loan Party (but without disturbing the quiet possession of tenants) to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance. If requested by the Administrative Agent, each Loan Party shall, and shall cause its Subsidiaries to, execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower, any other Loan Party or any Subsidiary of any Loan Party with its accountants.

Section 7.8	Use of Proceeds.
The Borrower will use the proceeds of Loans to refinance existing Indebtedness and to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of any Loan Party to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.9	Environmental Matters.
Each Loan Party shall, and shall cause each of its respective Subsidiaries to, comply or cause to be complied with, all Environmental Laws in all material respects. If any Loan Party or any Subsidiary of any Loan Party shall (a) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Loan Party or any of their respective Subsidiaries alleging material violations of any Environmental Law or requiring any Loan Party or any of their respective Subsidiaries to take any action in connection with the release of Hazardous Materials, or (c) receive any notice from a Governmental Authority or private party alleging that any Loan Party or any Subsidiary thereof may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby individually or in the aggregate in excess of

$20,000,000, such Loan Party shall provide the Administrative Agent and each Lender with a copy of such notice within thirty (30) days after the receipt thereof by such Person. The Loan Parties shall, and shall cause each Subsidiary of a Loan Party to, take or cause to be taken promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 7.10	Books and Records.
Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain true and accurate books and records pertaining to their respective business operations in which full, true and correct entries will be made in accordance with GAAP. Each Loan Party shall, and shall cause its Subsidiaries to, maintain its current accounting procedures unless approved by the Administrative Agent or as required by Applicable Law.

Section 7.11	Further Assurances.
Each Loan Party shall, at the Loan Parties' cost and expense and upon request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.12	Guarantors.
(a)    Within fifteen (15) days of any Person becoming a Material Subsidiary (other than an Excluded Subsidiary) after the Effective Date, the Borrower shall deliver to the Administrative Agent each of the following items, each in form and substance satisfactory to the Administrative Agent: (i) a Joinder Agreement executed by such Material Subsidiary and (ii) the items that would have been delivered under Section 5.1(a)(iv) through Section 5.1(a)(viii) if such Material Subsidiary had been one on the Effective Date. Additionally, in the event that any Subsidiary of Borrower or CLP, whether presently existing or hereafter formed or acquired, which is not a Guarantor at such time, shall after the date hereof become a guarantor under any existing or future Unsecured Debt of Borrower or any other Loan Party, then Borrower shall cause such Subsidiary to execute and deliver the items described in this Section 7.12(a).
(b)    The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor (other than CLP) from the Guaranty so long as: (i) such Guarantor is not otherwise required to be a party to the Guaranty under this Section 7.12; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in this Section 7.12; (iii) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release and (iv) Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent either that (A) if the Guarantor is a Material Subsidiary, the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Guarantor or (B) if Guarantor is the owner of an Unencumbered Asset, but not a Material Subsidiary, that all assets owned by such Guarantor have been removed from the calculation of Unencumbered Asset Value. Delivery by the Borrower to the Administrative Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the foregoing provisions shall not apply to CLP, which may only be released upon the written approval of Administrative Agent and all of the Lenders.

Section 7.13    REIT Status.
CLP shall at all times maintain its qualification as a REIT and not take any action which could lead to its disqualification as a REIT.

Section 7.14	Distribution of Income to the Borrower.
The Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower (not less frequently than once each fiscal quarter of the Borrower unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries' use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each such Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary's assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices, (c) funding of reserves required by the terms of any deed of trust, mortgage or similar lien encumbering property of the Subsidiary; (d) payment or establishment of reserves for payment to minority equity interest holders of amounts required to be paid in respect of such equity interest.

Section 7.15	Credit Rating.
The Borrower shall at all times pay such monitoring, surveillance or similar fees as may be required by the applicable Rating Agency to continue to monitor the Borrower, and the Borrower shall upon the request of Administrative Agent provide evidence to Administrative Agent of the payment thereof.

Section 7.16	Exchange Listing.
CLP shall maintain at least one class of common shares having trading privileges on and to be traded on the New York Stock Exchange or the NYSE Amex Equities.

Article VIII INFORMATION

Section 8.1	Quarterly Financial Statements.
(a)    As soon as available and in any event not later than the first to occur of (i) the date that is five (5) days following the filing of the Borrower's 10‑Q Report with the Securities and Exchange Commission and (ii) the date that is fifty (50) days after the close of each of the first, second and third calendar quarters of Borrower, the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders' equity and cash flows of Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous calendar year, all of which shall be certified by the chief financial or chief accounting officer of CLP, to the best of such officer's knowledge, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments). Such certificate shall further include such certifications as are required by the Sarbanes-Oxley Act of 2002. Together with such financial statements, the Borrower shall deliver reports, in form and detail satisfactory to the Administrative Agent, setting forth, consolidated to include the Borrower and the Subsidiaries of the Borrower (i) all capital expenditures made during the calendar quarter then ended; (ii) a description of all Properties acquired during such calendar quarter, including the Net Operating Income of each such Property, acquisition costs and related mortgage debt; (iii) a description of all Properties sold during the calendar quarter then ended, including the Net Operating Income from such Properties and the sales price; (iv) a schedule of the Net Operating Income contribution by each Property and by each market, including a summary of the economic occupancy, rent potential, and income and expense for such Properties for the preceding calendar quarter; (v) pro forma quarterly financial information for Borrower and its Subsidiaries for the next four (4) calendar quarters, including pro forma covenant calculations, EBITDA, sources and uses of funds, capital expenditures, Net Operating Income for the Properties, and other income and expenses; and (vi) such other information as the Administrative Agent may request.
(b)    As soon as available and in any event not later than the first to occur of (i) the date that is five (5) days following the filing of CLP's 10‑Q Report with the Securities and Exchange Commission and (ii) the date that is fifty (50) days after the close of each of the first, second and third calendar quarters of CLP, the unaudited consolidated balance sheet of CLP and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders' equity and cash flows of CLP and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous calendar year, all of which shall be certified by the chief financial or chief accounting officer of CLP, in his or her opinion, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of CLP and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2	Year‑End Statements.
(a)    As soon as available and in any event not later than the first to occur of (i) the date that is five (5) days following the filing of the Borrower's 10-K Report with the Securities and Exchange Commission and (ii) the date that is one hundred (100) days after the end of each respective calendar year of Borrower and its Subsidiaries, the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such calendar year and the related audited consolidated statements of income, shareholders' equity and cash flows of Borrower and its Subsidiaries for such calendar year, setting forth in comparative form the figures as at the end of and for the previous calendar year, all of which shall be certified by (i) the chief executive officer or chief financial officer of CLP, to the best of such officer's knowledge, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period, and (ii) independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Administrative Agent and who shall have authorized the Borrower to deliver such financial statements and certification thereof to the Administrative Agent and the Lenders pursuant to this Agreement. Such certificate shall further include such certifications as are required by the Sarbanes-Oxley Act of 2002. In addition, the Borrower shall deliver the reports described in clauses (i)-(v) of the third sentence of Section 8.1(a) with such year-end statements.
(b)    As soon as available and in any event not later than the first to occur of (i) the date that is five (5) days following the filing of CLP's 10-K Report with the Securities and Exchange Commission and (ii) the date that is within one hundred (100) days after the end of each respective calendar year of CLP and its Subsidiaries, the audited consolidated balance sheet of CLP and its Subsidiaries as at the end of such calendar year and the related audited consolidated statements of income, shareholders' equity and cash flows of CLP and its Subsidiaries for such calendar year, setting forth in comparative form the figures as at the end of and for the previous calendar year, all of which shall be (i) certified by the chief executive officer or chief financial officer of CLP, to the best of such officer's knowledge, to present fairly, in accordance with GAAP as then in effect, the consolidated financial position of CLP and its Subsidiaries as at the date thereof and the results of operations for such period and (ii) independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose certificate shall be unqualified and in scope and substance satisfactory to the Administrative Agent and who shall have authorized CLP to deliver such financial statements and certification thereof to the Administrative Agent and the Lenders pursuant to this Agreement. Such certificate shall further include such certifications as are required by the Sarbanes-Oxley Act of 2002. Together with such financial statements, CLP shall deliver a written statement from such accountants to the effect that they have read a copy of this Agreement and the Guaranty, and that in making the examination necessary to such certification, they have obtained no knowledge of any Default of Event of Default, or if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to Agent or the Lenders should they fail to obtain knowledge of any Default or Event of Default.

Section 8.3	Compliance Certificate.
At the time financial statements are required to be furnished pursuant to Section 8.1 and 8.2, and within ten (10) Business Days of the Administrative Agent's request with respect to any other fiscal period, a certificate substantially in the form of Exhibit I (a “Compliance Certificate”) executed by the chief financial officer of CLP: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, calendar year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower is in compliance with the covenants contained in Section 9.1 through 9.3, 9.6 and 9.14; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure; and (c) (i) sets forth a list of all Unencumbered Assets; and (ii) certifies that (A) all Unencumbered Assets so listed fully qualify as such under the applicable criteria for inclusion as Unencumbered Assets, and (B) all acquisitions, dispositions or other removals of Unencumbered Assets completed during such quarterly accounting period, calendar year, or other fiscal period were permitted under this Agreement, and (C) the acquisition cost or principal balance of any Unencumbered Assets, as applicable, acquired during such period and any other information that Agent may require to determine the Unencumbered Asset Value of such Unencumbered Asset, and the Unencumbered Asset Value of any Unencumbered Assets removed during such period. In addition, with each such Compliance Certificate, the Borrower shall deliver the following information: (u) a development schedule of the announced development pipeline (including Residential Units For Sale), including for each announced development project, the project name and location, the square footage (or number of units, as applicable) to be developed, the expected construction start date, the expected date of delivery, the expected stabilization date and the total anticipated cost; (v) with respect to the Residential Units For Sale, the number of units for sale, the number of units sold, the number of units remaining for sale, the sales price of each unit, and whether management or control of such Property has been turned over to a homeowner's association or similar entity, (w) a schedule of all outstanding Indebtedness of Borrower and its Subsidiaries and CLP and its Subsidiaries, showing for each component of Indebtedness, the lender, the total commitment, the Total Indebtedness outstanding, the interest rate, if fixed, or the applicable margin over an index, if the interest rate floats, the term, the required amortization (if any) and the security (if any); (x) a schedule of all interest rate protection agreements to which Borrower, CLP or any of their respective Subsidiaries are a party, showing for each such agreement, the total dollar amount, the type of agreement (i.e. cap, collar, swap, etc.) and the term thereof and (z) a copy of all management reports, if any, submitted to the Borrower or CLP or its management by its independent public accountants.

Section 8.4	Other Information.
(a)    Securities Filings. Within five (5) Business Days of the filing thereof, written notice and a listing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Borrower, any other Loan Party or any of their respective Subsidiaries shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;
(b)    Shareholder Information. Promptly upon the mailing thereof to the shareholders or partners of Borrower, any other Loan Party or any of their respective Subsidiaries generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any other Loan Party or any of their respective Subsidiaries;
(c)    ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial Withdrawal Liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of CLP setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(d)    Litigation. To the extent Borrower, any other Loan Party or any of their respective Subsidiaries is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, Borrower, any other Loan Party, any of their respective Subsidiaries or any of their respective properties, assets or businesses which involve claims individually or in the aggregate in excess of $10,000,000, and prompt notice of the receipt of notice that any United States income Tax returns of Borrower, any other Loan Party, or any of their respective Subsidiaries are being audited;
(e)    Modification of Governing Documents. A copy of any amendment to any Governing Document of Borrower or any other Loan Party promptly upon, and in any event within fifteen (15) Business Days of, the effectiveness thereof;

(f)    Change of Management or Financial Condition. Prompt notice of (i) any change in the individuals serving as chief executive officer, chief financial officer, chief operating officer (or other equivalent position) of the Borrower or CLP, (ii) any change in the business, assets, liabilities, financial condition, results of operations or (provided that such change is related to Borrower, any other Loan Party or any of their respective Subsidiaries and Affiliates and not a general matter affecting the economy or society) business prospects of Borrower, any other Loan Party, or any of their respective Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect, or (iii) any other event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect;
(g)    Default. Notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof: (i) any Default or Event of Default (which notice shall state that it is a “notice of default” for the purposes of Section 11.4 below) or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by Borrower, any other Loan Party, or any of their respective Subsidiaries under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(h)    Judgments. Prompt notice of any order, judgment or decree in excess of $20,000,000 having been entered against Borrower, any other Loan Party, or any of their respective Subsidiaries or any of their respective properties or assets;
(i)    Notice of Violations of Law. Prompt notice if Borrower, any other Loan Party, or any of their respective Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which could reasonably be expected to have a Material Adverse Effect;
(j)    Material Assets Sales. Prompt notice of the sale, transfer or other disposition of any material assets of Borrower, any other Loan Party, or any of their respective Subsidiaries to any Person other than Borrower, any other Loan Party, or any of their respective Subsidiaries;
(k)    Ownership Share. Promptly upon the request of the Administrative Agent, evidence of the Borrower's calculation, as specified by the Administrative Agent, of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;
(l)    Material Contracts. Promptly upon (i) entering into any Material Contract after the Agreement Date, a copy to the Administrative Agent of such Material Contract, together with a copy of all related or ancillary documentation and (ii) the giving or receipt thereof by Borrower, any other Loan Party, or any of their respective Subsidiaries notice alleging that any party to any Material Contract is in default of its obligations thereunder;
(m)    Material Subsidiary. Prompt notice of any Person becoming a Material Subsidiary;
(n)    Rating Notice. Not later than two (2) Business Days after Borrower receives notice of the same from any Rating Agency or otherwise learns of the same, notice of the issuance of any change or withdrawal in the Credit Rating by any Rating Agency in respect of Borrower, together with the details thereof, and of any announcement by such Rating Agency that any such Credit Rating is “under review” or that any such Credit Rating has been placed on a watch list or that any similar action has been taking by such Rating Agency;
(o)    Additions to Unencumbered Assets. As a condition precedent to adding any asset as an Unencumbered Asset, a Compliance Certificate reflecting such addition, together with a statement of: (i)

the acquisition cost (or with respect to First Mortgage Receivables, the outstanding principal balance) of such asset;
(p)    Removal from Unencumbered Assets. With respect to any Unencumbered Asset that is disposed of (or paid off with respect to any First Mortgage Receivable) or otherwise ceases to qualify as an Unencumbered Asset in calendar quarter, the applicable Compliance Certificate required to be furnished by Section 8.3 for such quarter shall reflect such removal, payoff or disqualification, together with a statement of: (i) the identity of the Unencumbered Asset being disposed of or disqualified, and (ii) the Unencumbered Asset Value attributable to such Unencumbered Asset. The Borrower also may voluntarily remove any asset from Unencumbered Assets by delivering to the Administrative Agent an Unencumbered Asset Certificate reflecting such removal, together with a statement (x) that no Default or Event of Default then exists or would, upon the occurrence of such event or with the passage of time, result from such removal, (y) of the identity of the Unencumbered Asset being removed, and (z) the Unencumbered Asset Value attributable to such Unencumbered Asset;
(q)    Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Loan Party or any of their respective Subsidiaries as the Administrative Agent or any Lender may reasonably request; and
(r)    Patriot Act. Promptly, upon each request, information identifying any Loan Party or Subsidiary thereof as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 8.5	Electronic Delivery of Certain Information.
(a)    Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent, the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender pursuant to Article II and (ii) any Lender that has notified the Administrative Agent or the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered 24 hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or the Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. on the opening of business on the next Business Day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver, or cause to be delivered, paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)    Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 8.6	Public/Private Information.
The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower and the other Loan Parties. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf the Loan Parties to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Loan Parties and their respective Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information.”

Section 8.7	USA Patriot Act Notice; Compliance.
The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, the Administrative Agent or a Lender may from time-to-time request, and each Loan Party shall, and shall cause its respective Subsidiaries to, provide promptly upon any such request to the Administrative Agent or such Lender, such Loan Party's or Subsidiary's name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent or such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

Article IX NEGATIVE COVENANTS
For so long as this Agreement is in effect and until the Lenders have been paid in full the principal of and interest on the Loans, all Fees, and all other Obligations, the Loan Parties shall comply with the following covenants:

Section 9.1    Financial Covenants.
The Borrower shall not permit, on a consolidated basis in accordance with GAAP:
(a)    The Secured Debt to Total Asset Value Ratio to exceed forty percent (40%) at any time;
(b)    The Fixed Charge Coverage Ratio to be less than 1.50:1.00 at any time;
(c)    The Debt to Total Asset Value Ratio to exceed sixty percent (60%) at any time;
(d)    The Unencumbered Leverage Ratio to exceed sixty-two and one half percent (62.5%) at any time;
(e)    The amount of Total Asset Value attributable to assets directly owned or leased by the Borrower and the Guarantors to be less than ninety percent (90%) of the Adjusted Total Asset Value; and

(f)    The Tangible Net Worth to be less than $1,000,000,000 at any time.

Section 9.2	Indebtedness.
No Loan Party shall, or permit any of its Subsidiaries to, create, incur, assume, or permit or suffer to exist, or assume or guarantee, directly or indirectly, contingently or otherwise, or become or remain liable with respect to any Indebtedness other than the following:
(a)    the Obligations;
(b)    intercompany Indebtedness among Borrower and its Wholly Owned Subsidiaries; provided, however, that the obligations of the Borrower and each Guarantor in respect of such intercompany Indebtedness shall be subordinate to the Obligations; and
(c)    any other Indebtedness existing, created, incurred or assumed so long as immediately prior to the existence, creation, incurring or assumption thereof, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

Section 9.3	Certain Permitted Investments.
No Loan Party shall, and shall not permit any of its Subsidiaries to, make any Investment in or otherwise own or hold the following items (whether through the Borrower, another Loan Party, or any Subsidiary of a Loan Party, or their respective Unconsolidated Affiliates) which would cause the aggregate book value of such holdings of the Borrower, such other Loan Parties, Subsidiaries and Unconsolidated Affiliates to exceed the percentage of Total Asset Value set forth below at any time:
(a)    Unimproved Land such that the aggregate value of such Unimproved Land exceeds 12.5% of Total Asset Value;
(b)    Mortgage Receivables such that the aggregate book value of such Mortgage Receivables exceeds 5.0% of Total Asset Value;
(c)    Investments in (x) Unconsolidated Affiliates and (y) Persons that are not Subsidiaries, such that the aggregate value of such Investments exceeds 10.0% of Total Asset Value;
(d)    Residential Units For Sale such that the aggregate value of such Residential Units For Sale exceeds 5.0% of Total Asset Value; and
(e)    Construction Budget such that the aggregate value of such Construction Budget exceeds 20.0% of Total Asset Value.
Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, such other Loan Parties, Subsidiaries and Unconsolidated Affiliates in the Investments described in clauses (a), (b), (d) and (e), exceed thirty percent (30%) of Total Asset Value at any time.
For the purposes of this Section 9.3, the Investment of Borrower, any other Loan Party or their Subsidiaries in any Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person's Ownership Share of Construction-in-Process of their Unconsolidated Affiliates, plus (ii) such Person's Ownership Share of their Unconsolidated Affiliate's Investment in Unimproved Land; plus (iii) such Person's Ownership Share of any other Investments valued at the lower of GAAP book value or market value.

Section 9.4	Investments Generally.
No Loan Party shall, and shall not permit any of their Subsidiaries to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:
(a)    Investments in Subsidiaries and Unconsolidated Affiliates in existence on the Agreement Date and disclosed on Part I of Schedule 6.1(b);
(b)    Investments to acquire Equity Interests of a Subsidiary or any other Person who after giving effect to such acquisition would be a Subsidiary, so long as in each case (i) immediately after giving effect to such Investment, no Default or Event of Default is or would be in existence and (ii) if such Subsidiary is (or after giving effect to such Investment would become) a Material Subsidiary, the terms and conditions set forth in Section 7.12 are satisfied;
(c)    Investments permitted under Section 9.3;
(d)    Investments in Cash Equivalents; and
(e)    intercompany Indebtedness among the Borrower, CLP and their Wholly Owned Subsidiaries provided that such Indebtedness is permitted by the terms of Section 9.2.

Section 9.5	Liens; Negative Pledges; Other Matters.
(a)    No Loan Party shall, and shall not permit any of its Subsidiaries to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.
(b)    No Loan Party shall, and shall not permit any of its Subsidiaries to, enter into, assume or otherwise be bound by any Negative Pledge except for any Negative Pledge contained in the Existing Credit Agreements or this Agreement and any other agreement (i) evidencing Indebtedness which Borrower or such Subsidiary or Loan Party may create, incur, assume, or permit or suffer to exist under Section 9.2, (ii) which Indebtedness is secured by a Lien permitted to exist pursuant to this Agreement, and (iii) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into.
(c)    No Loan Party shall, and shall not permit any of its respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on:
(i)    the ability of any Loan Party or any Subsidiary of a Loan Party to: (A) pay dividends or make any other distribution on any of such Loan Party's or Subsidiary's capital stock or other equity interests owned by such Loan Party or Subsidiary, (B) pay any Indebtedness owed to such Loan Party or any of its Subsidiaries, (C) make loans or advances to such Loan Party or any of its Subsidiaries, or (D) transfer any of its property or assets to such Loan Party or any of its Subsidiaries; or
(ii)    the ability of any Loan Party to pledge the Unencumbered Assets as security for the Obligations;
except for any such encumbrances and restrictions described in clauses (i) or (ii) of this section, if any, as may be provided for in (A) the Existing Credit Agreements, (B) this Agreement, or (C) any other agreement (1) evidencing Indebtedness which any Loan Party or any Subsidiary thereof may create, incur, assume or permit or suffer to exist under Section 9.2, and (2) which contains encumbrances and restrictions imposed in connection with such Indebtedness that are either substantially similar to or less restrictive than the encumbrances and restrictions set forth in Section 9.5 or Section 9.6 of this Agreement.

Section 9.6	Restricted Payments; Stock Repurchases.
(a)    No Loan Party shall make, or permit any of its Subsidiaries to make, any Restricted Payment to CLP and CLP shall not make any Restricted Payments if, immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, except that a Borrower may only declare and make cash distributions to CLP and other holders of partnership interests in such the Borrower with respect to any fiscal year to the extent necessary for CLP to distribute, and CLP may so distribute, an aggregate amount not to exceed the minimum amount necessary for CLP to remain in compliance with Section 7.13. Notwithstanding the immediately preceding sentence, if a Default or Event of Default specified in Section 10.1(a), Section 10.1(b), Section 10.1(e), Section 10.1(f), or Section 10.1(g) shall have occurred and be continuing or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 10.2(a), then no Loan Party shall make, or permit any Subsidiary to make, any Restricted Payments to any Person whatsoever without the prior written consent of the Requisite Lenders.
(b)    Neither the Borrower nor CLP shall at any time buy back, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock if a Default or Event of Default exists or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence.

Section 9.7	Merger, Consolidation, Sales of Assets and Other Arrangements.
No Loan Party shall, nor shall it permit any Subsidiary of any Loan Party to: (i) enter into any transaction of merger, consolidation, reorganization or other business combination; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or discontinue or eliminate any business line or segment (any such event described in clause (iii), a “Sale”); provided, however, that:
(a)    Any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary of the Borrower that is not also a Loan Party, so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;
(b)    a Person may merge with any Loan Party, so long as (i) such Person was organized under the laws of the United States of America or one of its states; (ii) if such merger involves the Borrower, Borrower is the survivor of such merger; (iii) if such merger involves a Subsidiary of the Borrower that is a Guarantor, subject to this Section 9.7(b), such Subsidiary is the survivor of such merger; (iv) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; (v) the Borrower shall have given the Administrative Agent and the Lenders at least ten (10) Business Days' prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary of the Borrower with and into the Borrower); (vi) such merger is completed as a result of negotiations with the approval of the board of directors or similar body of such Person and is not a so called “hostile takeover”; and (vii) following such merger, the Borrower and its Subsidiaries will continue to be engaged solely in the business of the ownership, development, management and investment in real estate; and
(c)    the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit the sale of Properties whether to an Affiliate or a third party, during any period of twelve (12) calendar months, pursuant to reasonable terms which are no less favorable to the owner of such Property than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate, if such sale is to an Affiliate, for fair market value (as determined in good faith by the board of directors of CLP or an executive committee thereof), for an aggregate amount, which when combined with all other such sales pursuant to this clause (c), does not exceed twenty-five percent (25%) of Total Asset Value as of the end of the fiscal quarter that immediately precedes the commencement of such twelve (12) calendar month period. Notwithstanding anything in this Agreement to the contrary, any disposition of assets by the Loan Parties and their Subsidiaries shall be made in the ordinary course of business for a full and fair consideration.

Section 9.8	Fiscal Year.
Neither the Borrower nor CLP shall change its fiscal year from that in effect as of the Agreement Date.

Section 9.9	Modifications to Material Contracts.
No Loan Party shall, and shall not permit any of its Subsidiaries to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 9.10	Transactions with Affiliates.
No Loan Party shall, and shall not permit any of its Subsidiaries to, permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Loan Parties or such Subsidiary and upon fair and reasonable terms which are no less favorable to the Loan Parties or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

Section 9.11	ERISA Exemptions.
No Loan Party shall, and shall not permit any of its Subsidiaries to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such

ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 9.12	Restriction on Prepayment of Indebtedness.
Without the prior written consent of the Administrative Agent, no Loan Party, nor any Subsidiary of any Loan Party shall prepay, redeem or purchase the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, however, that this Section 9.12 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of this Agreement.

Section 9.13	Modifications to Governing Documents.
No Loan Party shall, and shall not permit any of its Subsidiaries to, amend, supplement, restate or otherwise modify or waive the application of any provision of its Governing Documents if such amendment, supplement, restatement or other modification would have a Material Adverse Effect or would result in a Default or Event of Default under any Loan Document.

Section 9.14	Occupancy of Unencumbered Assets.
The Unencumbered Assets that are Properties (excluding those Unencumbered Assets which are Development Properties) in the aggregate shall consist solely of Properties which have an aggregate occupancy level for the preceding calendar quarter of tenants in possession and paying rent of at least eighty percent (80%) of the aggregate rentable area or apartment units, as applicable, within such Unencumbered Assets.

Article X DEFAULT

Section 10.1	Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(a)    Default in Payment. The Borrower shall fail to pay when due (whether at maturity, by reason of acceleration or otherwise) the principal of any of the Loans.
(b)    Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on any of the Loans, or shall fail to pay when due any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document or the Fee Letters, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and such failure shall continue for a period of five (5) Business Days from the date upon which the applicable Loan Party received notice that such Obligation was payable.
(c)    Default in Performance.
(i)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 7.13, Section 8.3, Section

8.4(g) or in Article IX; or
(ii)    the Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 7.7 or Section 7.12 and such failure under this Section 10.1(c)(ii) shall continue for a period of five (5) days after the earlier of (x) the date upon which a Responsible Officer of Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or
(iii)    the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure under this Section 10.1(c)(iii) shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(d)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.
(e)    Indebtedness Cross‑Default.
(i)    The Borrower, any other Loan Party, or any of their respective Subsidiaries shall fail to pay when due and payable, the principal of, or interest on, any Indebtedness (other than the Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness and Derivatives Contracts as to which such a failure exists, of $25,000,000 or more (such Indebtedness and Derivatives Contracts, individually and collectively, “Material Indebtedness”);
(ii)    (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof (which for the purposes hereof shall include any termination event or other event resulting in the settling of payments due under a Derivative Contract);
(iii)    Any other event shall have occurred and be continuing which with or without the passage of time, the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity (which for the purposes hereof shall include any termination event or other event resulting in the settling of payments due under a Derivative Contract); or
(iv)    An “Event of Default” under and as defined in the Existing Term Loan Agreement or the Existing Revolving Credit Agreement shall occur; provided, however that any waiver of any such

“Event of Default” under either agreement shall not constitute a waiver or cure of an Event of Default arising under this Section 10.1(e)(iv).
(f)    Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary (other than a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $30,000,000 of Total Asset Value) shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing; or (ix) take any corporate or partnership action for the purpose of effecting any of the foregoing; provided, however, that the events described in this Section 10.1(f) as to any Subsidiary of any Loan Party that is not also a Loan Party shall not constitute an Event of Default unless more than five percent (5%) of the Total Asset Value is attributable to such Subsidiaries.
(g)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Subsidiary (other than a Subsidiary that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $30,000,000 of Total Asset Value) in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered; provided, however, that the events described in this Section 10.1(g) as to any Subsidiary of any Loan Party that is not also a Loan Party shall not constitute an Event of Default unless more than five percent (5%) of the Total Asset Value is attributable to such Subsidiaries.
(h)    Revocation of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, terminates or otherwise ceases to be in full force and effect or the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document or Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note, any other Loan Document or the Fee Letters, or this Agreement, any Note, the Guaranty, any other Loan Document or the Fee Letters shall cease to be in full force and effect (except as a result of the express terms thereof).
(i)    Judgment. A judgment or order for the payment of money or for an injunction shall be entered against Borrower, any other Loan Party, or any of their respective Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings, and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against Borrower, such other Loan Party or such Subsidiary, $20,000,000, or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.
(j)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of Borrower, any other Loan Party, or any of their respective Subsidiaries which exceeds, individually or together with all other such warrants, writs, executions and processes for Borrower, such Loan Party or such Subsidiary, $20,000,000, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.
(k)    ERISA.
(i)    Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $5,000,000; or
(ii)    The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $5,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(l)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(m)    Change of Control. A Change of Control shall occur.
(n)    Damage; Strike; Casualty. Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower, any other Loan Party, or any other Subsidiary taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.
(o)    Federal Tax Lien. A federal tax lien with a monetary value in excess of $5,000,000 shall be filed against the Borrower, any Loan Party, or any of their respective Subsidiaries under Section 6323 of the Internal Revenue Code or a lien of the PBGC with a monetary value in excess of $5,000,000 shall be filed against Borrower, any other Loan Party, or any of their respective Subsidiaries under Section 4068 of ERISA and in either case such lien shall remain undischarged (or otherwise unsatisfied) for a period of twenty-five (25) days after the date of filing.

Section 10.2	Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:

(a)    Acceleration; Termination of Facilities.
(i)    Automatic. Upon the occurrence of an Event of Default specified in Section 10.1(f) or Section 10.1(g), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders (and any Affiliate thereof) and the Administrative Agent under this Agreement, the Notes, any of the other Loan Documents or the Fee Letters shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments (including any commitment to make any Additional Loan) shall all immediately and automatically terminate.
(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes, any of the other Loan Documents, or the Fee Letters to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments (including any commitment to make any Additional Loan).
(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights and remedies under any and all of the other Loan Documents.
(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, the other Loan Parties and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower, the other Loan Parties and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.
(e)    Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 10.3	Remedies Upon Default.
Upon the occurrence of a Default specified in Section 10.1(g), the Commitments (including any commitment to make any Additional Loan), shall immediately and automatically terminate.

Section 10.4	Marshaling; Payments Set Aside.
None of the Administrative Agent any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Lender or any Specified Derivatives Provider, or the Administrative Agent, any Lender or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.5	Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 12.3) under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
(a)    amounts due to the Administrative Agent, and the Lenders in respect of expenses due under Section 12.2 until paid in full, and then Fees due to the Administrative Agent;
(b)    amounts due to the Lenders in respect of expenses due under Section 12.2 until paid in full, and then Fees due to such Lenders;
(c)    payments of interest on all Loans to be to be paid to the Lenders equally and ratably in accordance with the respective amounts thereof then due and owing;
(d)    payments of principal of all Loans to be paid to the Lenders equally and ratably in accordance with the respective amounts thereof then due and owing to such Persons;
(e)    amounts due to the Administrative Agent and the Lenders pursuant to Section 11.6 and 12.9;
(f)    payments of all other Obligations and other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(g)    any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.6	Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after written notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.7	Rights Cumulative.
(a)    Generally. The rights and remedies of the Administrative Agent, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letters, and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
(b)    Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article X. for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Specified Derivatives Provider) hereunder, under the other Loan Documents or under any Specified Derivatives Contract, as applicable, (c) any Lender from exercising setoff rights in accordance with Section 12.3 (subject to the terms of Section 3.3), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article X and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Article XI THE ADMINISTRATIVE AGENT

Section 11.1	Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2	Administrative Agent as Lender.
The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or as a Specified Derivatives Provider, as the case may be, under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender”

or “Lenders” shall, unless otherwise expressly indicated, include U.S. Bank in each case in its individual capacity. U.S. Bank and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders, or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any other Specified Derivatives Providers. The Lenders acknowledge that, pursuant to such activities, U.S. Bank or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3	Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent's recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.4	Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender's failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 11.5	Administrative Agent's Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, or any other Person, or shall be responsible to any Lender, or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 11.6	Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Credit Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions or consent of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out‑of‑pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the repayment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.7	Lender Credit Decision, Etc.
Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to the such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to or any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders acknowledges that the Administrative Agent's legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 11.8	Successor Administrative Agent.
The Administrative Agent may (a) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and the Borrower upon 30 days' prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower's approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent's giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 11.9	Titled Agents.
Each of the Arrangers, and the Syndication Agent (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Article XII MISCELLANEOUS

Section 12.1	Notices.
Unless otherwise provided herein (including without limitation as provided in Section 8.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:
If to the Borrower:
Colonial Realty Limited Partnership
Colonial Plaza
Suite 750
2101 Sixth Avenue North
Birmingham, Alabama 35203
Attention: Jerry A. Brewer
Telecopy Number: (205) 250-8890
Telephone Number: (205) 250-8700
E-Mail: jbrewer@colonialprop.com
If to the Administrative Agent:
U.S. Bank, National Association
1100 Abernathy Rd.
Suite 1250
Atlanta, GA 30328
Attention: Audrey Salmon
Telecopy Number: (770) 512-7023
Telephone Number: (770) 512-3122
E-Mail: audrey.salmon@usbank.com

- and -

800 Nicollet Mall
3rd Floor
Minneapolis, MN 55402
Attention: Elizabeth Correll
Telecopy Number: (612) 303-3851
Telephone Number: (612) 303-3867
E-Mail: elizabeth.correll@usbank.com
If to any other Lender:
To such Lender's address or telecopy number as set forth in the applicable Administrative Questionnaire.
or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 12.2	Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses and CUSIP fees), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of Debt X, IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 10.1(f) or Section 10.1(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor‑in‑possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 12.3	Setoff.
Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent, or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent, or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section or in Section 12 of the Guaranty, if any Defaulting Lender shall exercise any such right of setoff under this Section or Section 12 of the Guaranty, all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders. Promptly following any such set-off the Person effecting such set-off shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.

Section 12.4	Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE FEE LETTERS OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)    THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE FEE LETTERS OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN

RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5	Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of an assigning Lender's Commitment and the Loans at the time owing to it or, contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in the immediately preceding subsection (A), the principal outstanding balance of the Loans of the assigning Lender (for this purpose, giving effect to any Commitment of the assigning Lender to fund an Additional Loan) subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the aggregate outstanding principal balance of the Loans of such assigning Lender (for this purpose, giving effect to any Commitment of the assigning Lender to fund an Additional Loan) would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Loans at the time owing to it.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan (for this purpose, giving effect to any Commitment of the assignment Lender to fund an Additional Loan) assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan or Commitment if such assignment is to a Person that is not already a Lender, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.
(iv)    Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower's Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Credit Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.4, Section 12.2 and Section 12.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty, in each case, as applicable to that portion of such Lender's rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.10, Section 4.1, Section 4.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(c) (it being understood that the documentation required under Section 3.10(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.5 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.1 or Section 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.5 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
(g)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 12.6	Amendments and Waivers.
(a)    Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any of their respective Subsidiaries of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower). Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of all of the Lenders), do any of the following: (i) decrease the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or Fees or other Obligations, or subject the Lenders to any additional obligations; (ii) reduce the amount of any Fees payable hereunder; (iii) postpone any date fixed for any payment of any principal of, or interest on, the Loans or any other Obligations; (iv) modify the definition of “Termination Date”, “Credit Percentage”, or change the Credit Percentages (or any component thereof) or amend or otherwise modify the provisions of Section 3.2; (v) modify the definition of the term “Requisite Lenders”, modify in any other manner the number or percentage of the Lenders (including all of the Lenders) required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section if such modification would have such effect; (vi) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted under Section 7.12(b)); or (vii) increase the Commitments of such Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 12.5).
(b)    Amendment of Administrative Agent's Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 12.7	Nonliability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders, and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

Section 12.8	Confidentiality.
Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates' other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment, Loan, or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent's, or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.9	Indemnification.
(a)    The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, each Arranger, the Lenders, all of the Affiliates of each of the Administrative Agent, or any of the Lenders, and their respective Related Parties (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10 or Section 4.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent's or any Lender's entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non‑compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b)    The Borrower's indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any Loan Party, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.
(c)    This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.
(d)    All out‑of‑pocket fees and expenses of, and all amounts paid to third‑persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
(e)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
(f)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(g)    The Borrower's obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 12.9 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 12.10	Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments (including any commitment to make an Additional Loan) have terminated and (b) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Section 3.10, Section 4.1, Section 11.6, Section 12.2 and Section 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 12.11	Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 12.12	GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13	Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 12.14	Obligations with Respect to Loan Parties and Subsidiaries.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 12.15	Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.16	Limitation of Liability.
None of the Administrative Agent any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.17	Entire Agreement.
This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 12.18	Construction.
The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 12.19	Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 12.20	Trustees Not Liable for Obligations of CLP.
CLP is organized as a business trust. Its trustees shall be deemed for purposes of this Agreement and the other Loan Documents to serve in the same capacity as directors of a business corporation and shall have no personal liability or obligation, by reason of their serving as such trustees, for the obligations of CLP hereunder or thereunder.
[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

COLONIAL REALTY LIMITED PARTNERSHIP, a
Delaware limited partnership

By:	Colonial Properties Trust, an Alabama Trust, its
General Partner

By:	/s/ Jerry A. Brewer
Name: Jerry A. Brewer
Title: Executive Vice President - Finance

[Signatures Continued on Next Page]

Signature Page to Term Loan Agreement

GUARANTOR:

COLONIAL PROPERTIES TRUST, an Alabama Trust

By:	/s/ Jerry A. Brewer
Name: Jerry A. Brewer
Title: Executive Vice President - Finance

[Signatures Continued on Next Page]

Signature Page to Term Loan Agreement

U.S. BANK NATIONAL ASSOCIATION, as
Administrative Agent, and as a Lender

By:	/s/ Lee Hord
Name: Lee Hord
Title: Vice President

[Signatures Continued on Next Page]

Signature Page to Term Loan Agreement

PNC BANK, NATIONAL ASSOCIATION, as
Syndication Agent, and as a Lender

By:	/s/ Andrew T. White
Name: Andrew T. White
Title: Senior Vice President

[Signatures Continued on Next Page]

Signature Page to Term Loan Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Lender

By:	/s/ Winita Lau
Name: Winita Lau
Title: Vice President

Signature Page to Term Loan Agreement

SYNOVUS BANK, as Lender

By:	/s/ Anne H. Lovette
Name: Anne H. Lovette
Title: Senior Relationship Mgr.

Signature Page to Term Loan Agreement

BRANCH BANKING & TRUST COMPANY, as
Lender

By:	/s/ Ahaz A. Armstrong
Name: Ahaz A. Armstrong
Title: Assistant Vice President

Signature Page to Term Loan Agreement

CAPITAL ONE, N.A., as Lender

By:	/s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Vice President

Signature Page to Term Loan Agreement

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Elizabeth R. Johnson
Name: Elizabeth R. Johnson
Title: Senior Credit Banker

Signature Page to Term Loan Agreement

SCHEDULE I

COMMITMENTS

Lender	Commitment Amount	Credit Percentage

U.S. Bank National Association	$35,000,000.00	23.333333333333%
PNC Bank, National Association	35,000,000.00	23.333333333333%
Wells Fargo Bank, National Association	17,250,000.00	11.500000000000%
Synovus Bank	17,250,000.00	11.500000000000%
JPMorgan Chase Bank, N.A.	17,250,000.00	11.500000000000%
Branch Banking and Trust Company	14,125,000.00	9.416666666667%
Capital One, N.A.	14,125,000.00	9.416666666667%

	$150,000,000.00	100.00%

SCHEDULE 1.1

LOAN PARTIES

1.	Colonial Properties Trust, an Alabama real estate investment trust (defined in the Agreement as CLP), is a Guarantor.

SCHEDULE 6.1(b)

OWNERSHIP STRUCTURE

(Organizational Chart and tables pertaining to Subsidiaries and Unconsolidated Affiliates are attached hereto)

Part I - SUBSIDIARIES

Entity Name	Jurisdiction of Organization	Ownership Percentage	Type of Equity Interest	Material Subsidiary	Excluded Subsidiary
1755 Central Park Road Condominiums, LLC	Delaware	100%	LLC Membership Interest	No	No
2011 Lending LLC	Delaware	100%	LLC Membership Interest	No	No
Bham Lending LLC	Delaware	100%	LLC Membership Interest	No	No
Capri at Hunter's Creek Condominiums, LLC	Delaware	100%	LLC Membership Interest	No	No
CMF 15 Portfolio LLC	Delaware	100%	LLC Membership Interest	No	No
CMF 7 Portfolio LLC	Delaware	100%	LLC Membership Interest	No	No
CMS/Colonial Multifamily Canyon Creek JV, LP	Delaware	100%	Limited Partnership Interest	No	No
Colonial Commercial Contracting LLC	Delaware	100%	LLC Membership Interest	No	No
Colonial Construction Services L.L.C	Delaware	100%	LLC Membership Interest	No	No
Colonial Office Holdings LLC	Delaware	100%	LLC Membership Interest	No	No
Colonial Properties Services Limited Partnership	Delaware	100%	Limited Partnership Interest	No	No
Colonial Properties Services LLC	Delaware	100%	LLC Membership Interest	No	No
Colonial Properties Services, Inc. (CPSI)	Alabama	100%	Stock	No	No
Colonial/DPL JV, LLC	Alabama	85%	LLC Membership Interest	No	No
Cornerstone NC Operating LP	North Carolina	100%	Limited Partnership Interest	No	No
CP D'Iberville JV LLC	Delaware	100%	LLC Membership Interest	No	No
CP Nord du Lac JV, LLC	Delaware	100%	LLC Membership Interest	No	Yes
CPSI James Island LLC	Delaware	100%	LLC Membership Interest	No	No
CPSI Mizner LLC	Delaware	100%	LLC Membership Interest	No	No
CPSI Randall Park LLC	Delaware	100%	LLC Membership Interest	No	No
CPSI St. Andrews LLC	Delaware	100%	LLC Membership Interest	No	No
CPSI UCO LLC	Alabama	100%	LLC Membership Interest	No	No
CPSI-UCO Cypress Village I, LLC	Alabama	100%	LLC Membership Interest	No	No
CPSI-UCO Cypress Village II, LLC	Alabama	100%	LLC Membership Interest	No	Yes
CPSI-UCO Cypress Village III, LLC	Alabama	100%	LLC Membership Interest	No	No
CPSI-UCO Grander, LLC	Alabama	100%	LLC Membership Interest	No	No
CPSI-UCO Spanish Oaks, LLC	Alabama	100%	LLC Membership Interest	No	No
CPSI-Winter Haven, LLC	Delaware	100%	LLC Membership Interest	No	No
CRIT - NC Three LLC	Delaware	100%	LLC Membership Interest	No	Yes
CRIT Special II LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP Bellevue LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP CPSI Nord du Lac Membership LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP CPSI Parkside Drive Membership, LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP Crescent Lane LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP Huntsville TIC Investor I LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP Huntsville TIC Investor II LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP Huntsville TIC Investor III LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP Twin Lakes LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP Valley Ranch LLC	Delaware	100%	LLC Membership Interest	No	No
CRLP/CMS II, L.L.C.	Delaware	100%	LLC Membership Interest	No	No
CRLP/CMS, L.L.C.	Delaware	100%	LLC Membership Interest	No	No
Deposit Waiver LLC	Delaware	100%	LLC Membership Interest	No	No
Forty Seven Canal Place, LLC	Alabama	100%	LLC Membership Interest	No	No
Heathrow 3, LLC	Delaware	100%	LLC Membership Interest	No	No
Heathrow 4, LLC	Delaware	100%	LLC Membership Interest	No	No
Heathrow 6, LLC	Delaware	100%	LLC Membership Interest	No	No
Heathrow E, LLC	Delaware	100%	LLC Membership Interest	No	No
Heathrow F, LLC	Delaware	100%	LLC Membership Interest	No	No
Heathrow G, LLC	Delaware	100%	LLC Membership Interest	No	No
Heathrow I, LLC	Delaware	100%	LLC Membership Interest	No	No
Hebron Partners, LLC	Georgia	100%	LLC Membership Interest	No	No
Highway 31 Alabaster LLC	Alabama	90%	LLC Membership Interest	No	No

Highway 31 Alabaster Two LLC	Alabama	100%	LLC Membership Interest	No	No
Lanesboro at Heathrow LLC	Florida	100%	LLC Membership Interest	No	No
Merritt at Godley Station, LLC	Georgia	100%	LLC Membership Interest	No	No
Midtown Redevelopment Partners, LLC	North Carolina	99%	LLC Membership Interest	No	Yes
ML James Island Apartments LP	Georgia	100%	Limited Partnership Interest	No	No
Montecito James Island LLC	Delaware	98%	LLC Membership Interest	No	No
Montecito Mizner LLC	Delaware	98%	LLC Membership Interest	No	No
Montecito St. Andrews LLC	Delaware	98%	LLC Membership Interest	No	No
Parkside Drive LLC	Tennessee	100%	LLC Membership Interest	No	No
Regents Park LLC	Georgia	100%	LLC Membership Interest	No	No
St. Andrews Place Apartments, LLC	North Carolina	100%	LLC Membership Interest	No	No
St. Andrews Place II, LLC	North Carolina	100%	LLC Membership Interest	No	No
TA-Colonial Traditions LLC	Delaware	35%*	LLC Membership Interest	No	No
The Azur at Metrowest, LLC	Delaware	100%	LLC Membership Interest	No	No
The Colonnade/CLP LLC	Delaware	97.56%	LLC Membership Interest	No	No
The Colonnade/CLP Management LLC	Delaware	100%	LLC Membership Interest	No	No
Timber Crest Apartments, LLC	North Carolina	100%	LLC Membership Interest	No	No
Trinity Commons Apartments, LLC	North Carolina	100%	LLC Membership Interest	No	No
Trinity Commons II, LLC	North Carolina	100%	LLC Membership Interest	No	No
Walkers Chapel Road LLC	Alabama	90%	LLC Membership Interest	No	No
Walkers Chapel Road Two, LLC	Alabama	90%	LLC Membership Interest	No	No
*On June 17, 2011 the Company purchased the outstanding note from the lender. Therefore as of June 30, 2011 Colonial Grand at Traditions is consolidated in the Company's financial statements.

Part II - UNCONSOLIDATED AFFILIATES

Name of Legal Entity	Type of Entity	Ownership Interest
600 Building Partners	General Partnership	33%
Belterra Investors LLC	LLC	10%
BR Cummings Research Park Portfolio I, TIC-1, LLC	LLC	10%
BR Cummings Research Park Portfolio I, TIC-2, LLC	LLC	10%
BR Cummings Research Park Portfolio II, TIC-1, LLC	LLC	10%
BR Cummings Research Park Portfolio II, TIC-2, LLC	LLC	10%
BR Cummings Research Park Portfolio III, TIC-1, LLC	LLC	10%
BR Cummings Research Park Portfolio III, TIC-2, LLC	LLC	10%
BR Cummings Research Place Development LLC	LLC	10%
Colonial Polar BEK Mgmt Co	General Partnership	50%
CRLP Durham, LP	Limited Partnership	20%
CRLP Roswell, LP	Limited Partnership	20%
DRA/CLP 600 Townpark Office Orlando LLC	LLC	15%
DRA/CLP 901 Maitland Orlando LLC	LLC	15%
DRA/CLP Bayside Tampa LLC	LLC	15%
DRA/CLP Blue Lake Birmingham LLC	LLC	15%
DRA/CLP Colonnade Office LLC	LLC	15%
DRA/CLP Colonnade Retail LLC	LLC	15%
DRA/CLP Concourse Center Tampa LLC	LLC	15%
DRA/CLP CP Tampa LLC	LLC	15%
DRA/CLP Downtown Plaza Birmingham LLC	LLC	15%
DRA/CLP Esplanade Charlotte GP LLC	LLC	15%
DRA/CLP Esplanade Charlotte LP LLC	LLC	15%
DRA/CLP Esplanade LP	Limited Partnership	15%
DRA/CLP Heathrow Orlando 1000 LLC	LLC	15%
DRA/CLP Heathrow Orlando LLC	LLC	15%
DRA/CLP Independence Plaza Birmingham LLC	LLC	15%
DRA/CLP International Park Birmingham LLC	LLC	15%
DRA/CLP Office LLC	LLC	15%
DRA/CLP Peachtree Parking, LLC	LLC	15%
DRA/CLP Riverchase Center Birmingham LLC	LLC	15%
DRA/CLP The Peachtree Atlanta LLC	LLC	15%
DRA/CLP Townpark Office Orlando LLC	LLC	15%
DRA/CLP Townpark Retail Orlando LLC	LLC	15%
Highway 150, LLC	LLC	10%
McDowell - CRLP McKinney JV, LLC	LLC	25%
Parkside Drive Farragut, LLC	LLC	50%
Regents Park Phase II LLC	LLC	40%
Sam Ridley, LLC	LLC	50%
TRC Holdings LLC	LLC	50%

SCHEDULE 6.1(f)

TITLE TO PROPERTIES; LIENS; TITLE INSURANCE

(Attached hereto)

Properties

Property Name	Type	Entity Name of Property Owner

Traditions Land CRLP	ForSale	Colonial Realty Limited Partnership (CRLP)
47 Canal Place, LLC CRLP	ForSale	Forty Seven Canal Place, LLC
47 Canal Place	ForSale	Forty Seven Canal Place, LLC
Regents Park Phase II	ForSale	Regents Park Phase II LLC
Woodlands	ForSale	Colonial Properties Services, Inc. (CPSI)
CPSI-Cypress Village I	ForSale	CPSI-UCO Cypress Village I, LLC
CPSI-Cypress Village II	ForSale	CPSI-UCO Cypress Village II, LLC
CPSI-Cypress Vill. II(Villas)	ForSale	CPSI-UCO Cypress Village III, LLC
CPSI-Spanish Oaks	ForSale	CPSI-UCO Spanish Oaks, LLC
Centex Land	ForSale	CPSI Randall Park LLC
Randall Park Commercial	ForSale	CPSI Randall Park LLC
Metropolitan Midtown	ForSale	Midtown Redevelopment Partners, LLC
CPSI-Coscan Heathrow South	MultiFamily	Lanesboro at Heathrow LLC
CG at Research Park (Durham)	MultiFamily	CRLP Durham, LP
CG at Huntcliff	MultiFamily	CRLP Roswell, LP
CG at Edgewater I	MultiFamily	CMF 7 Portfolio LLC
CG at Liberty Park	MultiFamily	CMF 15 Portfolio LLC
CG at Heather Glen	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Lakewood Ranch	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Madison	MultiFamily	CMF 7 Portfolio LLC
CG at Town Park(Lake Mary)	MultiFamily	CMF 7 Portfolio LLC
CV at Twin Lakes	MultiFamily	CRLP Twin Lakes LLC
CG at Town Park Reserve	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Silverado	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Mallard Creek	MultiFamily	CMF 15 Portfolio LLC
CG at Silverado Reserve	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Trussville	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Huntleigh Woods	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Heathrow	MultiFamily	CMF 15 Portfolio LLC
CV at Ashford Place	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Quarry Oaks	MultiFamily	CMF 15 Portfolio LLC
CG at Arringdon	MultiFamily	CMF 15 Portfolio LLC
CG at Berkeley Lake	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Mount Vernon	MultiFamily	CMF 15 Portfolio LLC
CG at River Oaks	MultiFamily	CMF 7 Portfolio LLC
CG at River Plantation	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Seven Oaks	MultiFamily	CMF 7 Portfolio LLC
CV at Sierra Vista	MultiFamily	CMF 15 Portfolio LLC
CG at Beverly Crest	MultiFamily	CMF 15 Portfolio LLC
CG at Patterson Place	MultiFamily	CMF 15 Portfolio LLC
CG at Round Rock	MultiFamily	CMF 15 Portfolio LLC
CG at Bear Creek	MultiFamily	CMF 15 Portfolio LLC
CG at Barrett Creek	MultiFamily	CMF 7 Portfolio LLC
CG at Onion Creek	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Mallard Lake	MultiFamily	CMF 15 Portfolio LLC
CG at Crabtree Valley	MultiFamily	CMF 15 Portfolio LLC
CG at Bellevue	MultiFamily	CRLP Bellevue LLC

CG at Ayrsley	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at McDaniel Farm	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Willow Creek	MultiFamily	CMF 15 Portfolio LLC
CV at Shoal Creek	MultiFamily	CMF 15 Portfolio LLC
CV at Chancellor Park	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Huntersville	MultiFamily	CMF 7 Portfolio LLC
CG at Huntersville Const	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Randal Park Const	MultiFamily	CPSI Randall Park LLC
CG at Scottsdale	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Shiloh	MultiFamily	CMF 15 Portfolio LLC
CG at Pleasant Hill	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Oakbend	MultiFamily	CMF 15 Portfolio LLC
CG at University Center	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Cypress Cove	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at OldTown Scottsdale South	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at OldTown Scottsdale North	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Inverness Commons	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Godley Station I	MultiFamily	Merritt at Godley Station, LLC
CV at Godley Lake	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Matthews	MultiFamily	CRLP Crescent Lane LLC
CG at Matthews Commons	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Cypress Village Rental	MultiFamily	CPSI-UCO Cypress Village II, LLC
CG at Riverchase Trails	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Enclave	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Brier Creek	MultiFamily	CMF 15 Portfolio LLC
CG at Ashton Oaks	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Desert Vista	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Hampton Preserve	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Cornelius	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Wells Branch	Multifamily	Colonial Realty Limited Partnership (CRLP)
CG at Palm Vista	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Double Creek	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Harbour Club	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Mill Creek	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Glen Eagles I & II	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Tradewinds	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Ashley Park	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Autumn Hill	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CR at West Franklin	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Hampton Glen	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Heatherwood	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Highland Hills	MultiFamily	CRIT – NC Three LLC
CV at Woodlake	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Greenbrier	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Deerfield	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Westchase	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Charleston Place	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Stone Point	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Pinnacle Ridge	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Hampton Pointe	MultiFamily	Colonial Realty Limited Partnership (CRLP)

CV at West End	MultiFamily	CMF 15 Portfolio LLC
Remington Hills	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Main Park	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Vista Ridge	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Grapevine I & II	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at North Arlington	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Canyon Hills	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Greystone	MultiFamily	CMF 7 Portfolio LLC
CV at Chase Gayton	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Autumn Park	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Legacy Park	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Timber Crest	MultiFamily	Timber Crest Apartments, LLC
CG at Trinity Commons	MultiFamily	Trinity Commons Apartments, LLC
Trinity Commons II, LLC
CG at Wilmington	MultiFamily	St. Andrews Place Apartments, LLC
St. Andrews Place II, LLC
CV at Waterford	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at South Tryon	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Valley Ranch	MultiFamily	CRLP Valley Ranch LLC
CV at Greentree	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Hammocks	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Huntington	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Marsh Cove	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CG at Quarterdeck	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Waters Edge	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Windsor Place	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Belterra	MultiFamily	Belterra Investors LLC
Traditions JV	MultiFamily	TA-Colonial Traditions LLC
CG at Canyon Creek	MultiFamily	CMS/Colonial Multifamily Canyon Creek JV, LP
McKinney	MultiFamily	McDowell - CRLP McKinney JV, LLC
CV at Inverness I	MultiFamily	Colonial Realty Limited Partnership (CRLP)
CV at Inverness II & III	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Colonial Village at Beaver Creek	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Colonial Grand at Commerce Park	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Colonial Reserve at Medical District	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Colonial Grand at Hebron	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Colonial Grand at Brier Falls	MultiFamily	Colonial Realty Limited Partnership (CRLP)
Land Title Building	Office	600 Building Partners
Heathrow 4, LLC (CPSI)	Office	Heathrow 4, LLC
Metropolitian Plaza	Office	Midtown Redevelopment Partners, LLC
CC Brookwood Village	Office	Colonial Realty Limited Partnership (CRLP)
CC Ravinia	Office	Colonial Realty Limited Partnership (CRLP)
CC Town Park-Moreya	Office	Colonial Realty Limited Partnership (CRLP)
Heathrow E, LLC	Office	Heathrow E, LLC
Heathrow F, LLC	Office	Heathrow F, LLC
Heathrow 3 , LLC	Office	Heathrow 3, LLC
Heathrow G, LLC	Office	Heathrow G, LLC
Heathrow 6, LLC	Office	Heathrow 6, LLC
Heathrow I, LLC	Office	Heathrow I, LLC
Heathrow Oakmonte, LLC CRLP	Office	Colonial Realty Limited Partnership (CRLP)

CP Tannehill (theater and outparcels)	Retail	Colonial Properties Services, Inc. (CPSI)
CP Tannehill	Retail	Colonial Realty Limited Partnership (CRLP)
CP Huntsville	Retail	Colonial Properties Services, Inc. (CPSI)
CP Alabaster	Retail	Colonial Realty Limited Partnership (CRLP)
Highway 150 LLC	Retail	Highway 150, LLC
CP Craft Farms- Publix	Retail	Colonial Realty Limited Partnership (CRLP)
Metropolitan Midtown Retail	Retail	Midtown Redevelopment Partners, LLC
Colonial Brookwood Village	Retail	Colonial Realty Limited Partnership (CRLP)
Colonial Brookwood Village Sl	Retail	Colonial Realty Limited Partnership (CRLP)
CP Smyrna	Retail	Sam Ridley, LLC
CP Nord du Lac	Retail	CP Nord du Lac JV, LLC
Burnt Store Outparcels	Retail	Colonial Realty Limited Partnership (CRLP)
Bluerocke TIC I	Office	BR Cummings Research Park Portfolio I, TIC-2, LLC
Northrop Grumman	Office	BR Cummings Research Park Portfolio I, TIC-2, LLC
Colonial Center 1	Office	BR Cummings Research Park Portfolio I, TIC-2, LLC
Colonial Center 2	Office	BR Cummings Research Park Portfolio I, TIC-2, LLC
Research Place	Office	BR Cummings Research Park Portfolio I, TIC-2, LLC
Bluerocke TIC II	Office	BR Cummings Research Park Portfolio II, TIC-2, LLC
Perimeter 1500	Office	BR Cummings Research Park Portfolio II, TIC-2, LLC
Perimeter 1525	Office	BR Cummings Research Park Portfolio II, TIC-2, LLC
DRS	Office	BR Cummings Research Park Portfolio II, TIC-2, LLC
Progress Center 1	Office	BR Cummings Research Park Portfolio II, TIC-2, LLC
Progress Center 2	Office	BR Cummings Research Park Portfolio II, TIC-2, LLC
Progress Center 3	Office	BR Cummings Research Park Portfolio II, TIC-2, LLC
Progress Center 4 & 6	Office	BR Cummings Research Park Portfolio II, TIC-2, LLC
Bluerocke TIC III	Office	BR Cummings Research Park Portfolio III, TIC-2, LLC
Regions/Amsouth Center	Office	BR Cummings Research Park Portfolio III, TIC-2, LLC
Lakeside 1	Office	BR Cummings Research Park Portfolio III, TIC-2, LLC
Lakeside 2	Office	BR Cummings Research Park Portfolio III, TIC-2, LLC
Research Office Center 1	Office	BR Cummings Research Park Portfolio III, TIC-2, LLC
Research Office Center 2	Office	BR Cummings Research Park Portfolio III, TIC-2, LLC
Research Office Center 3	Office	BR Cummings Research Park Portfolio III, TIC-2, LLC
Research Office Center 4	Office	BR Cummings Research Park Portfolio III, TIC-2, LLC
The Peachtree, LLC	Office	DRA/CLP The Peachtree Atlanta LLC
The Peachtree JV	Office	DRA/CLP The Peachtree Atlanta LLC
Peachtree Units 1125 & 1400 JV	Office	DRA/CLP The Peachtree Atlanta LLC
Colonnade, LLC	Office	DRA/CLP Colonnade Office LLC
3500 Colonnade JV	Office	DRA/CLP Colonnade Office LLC
3700 Colonnade JV	Office	DRA/CLP Colonnade Office LLC
3800 Colonnade JV	Office	DRA/CLP Colonnade Office LLC
Riverchase Center, LLC	Office	DRA/CLP Riverchase Center Birmingham LLC
2100 Riverchase Center JV	Office	DRA/CLP Riverchase Center Birmingham LLC
2200 Riverchase Center JV	Office	DRA/CLP Riverchase Center Birmingham LLC
2300 Riverchase Center JV	Office	DRA/CLP Riverchase Center Birmingham LLC
International Park, LLC	Office	DRA/CLP International Park Birmingham LLC
1800 International Park JV	Office	DRA/CLP International Park Birmingham LLC
1900 International Park JV	Office	DRA/CLP International Park Birmingham LLC
Colonial Plaza, LLC	Office	DRA/CLP Downtown Plaza Birmingham LLC
Colonial Plaza JV	Office	DRA/CLP Downtown Plaza Birmingham LLC
One Independence Plaza, LLC	Office	DRA/CLP Independence Plaza Birmingham LLC

One Independence Plaza JV	Office	DRA/CLP Independence Plaza Birmingham LLC
Colonial Center at Blue Lake,	Office	DRA/CLP Blue Lake Birmingham LLC
Colonial Center at Blue LakeJV	Office	DRA/CLP Blue Lake Birmingham LLC
Esplanade, LLC	Office	DRA/CLP Esplanade LP
Esplanade JV	Office	DRA/CLP Esplanade LP
CC TownPark, LLC	Office	DRA/CLP Townpark Office Orlando LLC
CC TownPark 100 JV	Office	DRA/CLP Townpark Office Orlando LLC
CC TownPark 200 JV	Office	DRA/CLP Townpark Office Orlando LLC
CC TownPark 300 JV	Office	DRA/CLP Townpark Office Orlando LLC
Townpark-Office, LLC	Office	DRA/CLP Townpark Office Orlando LLC
Townpark-Office Over Retail JV	Office	DRA/CLP Townpark Office Orlando LLC
901 Maitland, LLC	Office	DRA/CLP 901 Maitland Orlando LLC
901 Maitland JV	Office	DRA/CLP 901 Maitland Orlando LLC
HIBC Building, LLC	Office	DRA/CLP Heathrow Orlando LLC
HIBC Building 300 JV	Office	DRA/CLP Heathrow Orlando LLC
HIBC Building 400 JV	Office	DRA/CLP Heathrow Orlando LLC
HIBC Building 701 JV	Office	DRA/CLP Heathrow Orlando LLC
HIBC Building 801 JV	Office	DRA/CLP Heathrow Orlando LLC
HIBC Building 901 JV	Office	DRA/CLP Heathrow Orlando LLC
HIBC Building 1001 JV	Office	DRA/CLP Heathrow Orlando LLC
Concourse Center, LLC	Office	DRA/CLP Concourse Center Tampa LLC
Concourse Center-Bldg I JV	Office	DRA/CLP Concourse Center Tampa LLC
Concourse Center-Bldg II JV	Office	DRA/CLP Concourse Center Tampa LLC
Concourse Center-Bldg III JV	Office	DRA/CLP Concourse Center Tampa LLC
Concourse Center-Bldg IV JV	Office	DRA/CLP Concourse Center Tampa LLC
Colonial Place, LLC	Office	DRA/CLP CP Tampa LLC
Colonial Place 1 JV	Office	DRA/CLP CP Tampa LLC
Colonial Place II JV	Office	DRA/CLP CP Tampa LLC
Colonial Center Bayside, LLC	Office	DRA/CLP Bayside Tampa LLC
Colonial Center Bayside I JV	Office	DRA/CLP Bayside Tampa LLC
Colonial Center Bayside II JV	Office	DRA/CLP Bayside Tampa LLC
Research Office Park, LLC	Office	DRA/CLP Research Park Plaza Austin LP LLC
Research Office Park 3 JV	Office	DRA/CLP Research Park Plaza Austin LP LLC
Research Office Park 4 JV	Office	DRA/CLP Research Park Plaza Austin LP LLC
CC Townpark 600, LLC	Office	DRA/CLP 600 Townpark Office Orlando LLC
HIBC 1000, LLC	Office	DRA/CLP Heathrow Orlando 1000 LLC
Shops at Colonnade, LLC	Retail	DRA/CLP Colonnade Retail LLC
CP Town Park Retail, LLC	Retail	DRA/CLP Townpark Retail Orlando LLC

SCHEDULE 6.1(g)

EXISTING INDEBTEDNESS

(Attached hereto)

EXISTING INDEBTEDNESS

Property	%Own	Amount	Secured / Unsecured

Multifamily:
CV at Timber Crest		12,673,072	Secured
CG at Trinity Commons		30,111,994	Secured
CG at Wilmington		26,751,612	Secured
CG at Godley Station I		15,394,626	Secured
CV at Matthews		14,313,634	Secured
CG at Canyon Creek		15,101,474	Secured
Belterra	10%	1,939,822	Secured
CG at Research Park (Durham)	20%	4,280,217	Secured
CG at Huntcliff	20%	4,975,613	Secured
CG at Liberty Park		16,702,589	Secured
CG at Mallard Creek		14,646,982	Secured
CG at Heathrow		19,298,813	Secured
CV at Quarry Oaks		25,145,033	Secured
CG at Arringdon		18,104,424	Secured
CG at Mount Vernon		14,364,100	Secured
CV at Sierra Vista		10,215,170	Secured
CG at Beverly Crest		14,521,257	Secured
CG at Patterson Place		14,395,531	Secured
CG at Round Rock		22,944,843	Secured
CG at Bear Creek		22,567,667	Secured
CG at Mallard Lake		16,532,859	Secured
CG at Crabtree Valley		9,869,425	Secured
CV at Willow Creek		24,767,857	Secured
CV at Shoal Creek		21,373,278	Secured
CG at Shiloh		28,539,612	Secured
CV at Oakbend		20,304,614	Secured
CV at West End		11,818,165	Secured
CG at Edgewater I		26,456,000	Secured
CG at Madison		21,473,000	Secured
CG at Town Park(Lake Mary)		31,434,000	Secured
CG at River Oaks		11,147,000	Secured
CG at Seven Oaks		19,774,000	Secured
CG at Barrett Creek		18,378,000	Secured
CG at Huntersville		14,165,000	Secured
CV at Greystone		13,532,000	Secured
CG at Bellevue		22,400,000	Secured
CV at Twin Lakes		25,400,000	Secured
CG at Valley Ranch		25,400,000	Secured
CG at Brier Creek		23,887,781	Secured

Office:
Land Title Building	33%	174,712	Secured
Bluerock JV	10%	10,708,502	Secured
DRA Office JV	15%	102,206,628	Secured

Retail:
Highway 150 LLC	10%	1,531,111	Secured
CP Smyrna	50%	12,707,715	Secured
DRA/CLP Retail JV	15%	9,079,460	Secured

Corporate:
Unsecured Term Loan - Notes Payable*		250,000,000	Unsecured
CRLP Unsecured Corp. Debt Issued 8/02		80,000,000	Unsecured
CRLP Unsecured Corp. Debt Issued 8/02-Discount		(26,483)	Unsecured
CRLP Unsecured Corp. Debt Issued 4/03		99,500,000	Unsecured
CRLP Unsecured Corp. Debt Issued 4/03-Discount		(10,609)	Unsecured
CRLP Unsecured Corp. Debt Issued 4/04-Discount		—	Unsecured
CRLP Unsecured Corp. Debt Issued 6/04		192,215,000	Unsecured
CRLP Unsecured Corp. Debt Issued 6/04-Discount		(249,513)	Unsecured
CRLP Unsecured Corp. Debt Issued 9/05		184,981,000	Unsecured
CRLP Unsecured Corp. Debt Issued 9/05-Discount		(363,185)	Unsecured
CRLP Unsecured Corp. Debt Issued 9/06		75,246,000	Unsecured
CRLP Unsecured Corp. Debt Issued 9/06-Discount		(92,651)	Unsecured
Line of Credit (under Existing Credit Agreement - current balance)		210,000,000	Unsecured
Line of Credit - Competitive Bid Options		—

Contingent Liabilities:

Guaranty of Hwy 150 (CP Hoover)		1,000,000

Limited guaranty in the amount of $1Million on indebtedness in the appoximate amount of $15.7 million, which is collateralized by Colonial Promenade Hoover retail property

*Colonial Properties Trust has provided an unlimited guaranty of the obligations of Colonial Realty Limited Partnership, the borrower in connection with the Unsecured Term Loan in the principal amount of $150,000,000.00 set forth in the Corporate Indebtedness section above. The disclosure of this guaranty obligation herein is for informational purposes only and with the express understanding that such disclosure does not create or represent that such contingent obligation is in addition to or duplicative of the $150,000,000.00 Unsecured Term Loan set forth above.

Letters of Credit:
Corp Insurance		1,140,000
City of Austin		95,500
City of Gulf Shores		55,476
St. Tammany Parish		1,140,000
Target Corp.		2,702,963
Huntsville		1,000,000

Total Indebtedness		$1,939,842,690

SCHEDULE 6.1(i)

LITIGATION

None

SCHEDULE 6.1(k)

FINANCIAL STATEMENTS

None

SCHEDULE 6.1(p)

ENVIRONMENTAL MATTERS

None

SCHEDULE 6.1(y)

UNENCUMBERED ASSETS

(Attached hereto)

UNENCUMBERED ASSETS

PROPERTY	METROPOLITAN STATISTICAL AREA

MULTIFAMILY
Ashley Park	Richmond - MSA
CG at Ashton Oaks	Austin - MSA
Autumn Hill	Charlottesville - MSA
CG at Autumn Park	Greensboro - MSA
CG at Ayrsley	Charlotte - MSA
CG at Berkeley Lake	Atlanta - MSA
CG at Cypress Cove	Charleston - MSA
CG at Desert Vista	Las Vegas - MSA
CG at Hammocks	Savannah - MSA
CG at Heather Glen	Orlando - MSA
CG at Inverness Commons	Phoenix - MSA
CG at Lakewood Ranch	Sarasota - MSA
CG at Legacy Park	Charlotte - MSA
CG at Matthews Commons	Charlotte - MSA
CG at McDaniel Farm	Atlanta - MSA
CG at OldTown Scottsdale North	Phoenix - MSA
CG at OldTown Scottsdale South	Phoenix - MSA
CG at Onion Creek	Austin - MSA
CG at Pleasant Hill	Atlanta - MSA
CG at Quarterdeck	Charleston - MSA
CG at River Plantation	Atlanta - MSA
CG at Riverchase Trails	Birmingham - MSA
CG at Scottsdale	Phoenix - MSA
CG at Silverado	Austin - MSA
CG at Silverado Reserve	Austin - MSA
CG at Town Park Reserve	Orlando - MSA
CG at University Center	Charlotte - MSA
CR at West Franklin	Richmond - MSA
CV at Ashford Place	Mobile - MSA
CV at Canyon Hills	Austin - MSA
CV at Chancellor Park	Charlotte - MSA
CV at Charleston Place	Charlotte - MSA
CV at Chase Gayton	Richmond - MSA
CV at Deerfield	Raleigh - MSA
CV at Godley Lake	Savannah - MSA
CV at Grapevine I & II	Dallas/Fort Worth - MSA
CV at Greenbrier	Washington DC - MSA
CV at Greentree	Savannah - MSA
CV at Hampton Glen	Richmond - MSA
CV at Hampton Pointe	Charleston - MSA
CV at Harbour Club	Norfolk - MSA
CV at Highland Hills	Raleigh - MSA
CV at Huntington	Savannah - MSA
CV at Huntleigh Woods	Mobile - MSA
CV at Inverness I	Birmingham - MSA
CV at Inverness II & III	Birmingham - MSA

CV at Main Park	Dallas/Fort Worth - MSA
CV at Marsh Cove	Savannah - MSA
CV at Mill Creek	Winston-Salem - MSA
CV at North Arlington	Dallas/Fort Worth - MSA
CV at Pinnacle Ridge	Asheville - MSA
CV at South Tryon	Charlotte - MSA
CV at Stone Point	Charlotte - MSA
CV at Tradewinds	Norfolk - MSA
CV at Trussville	Birmingham - MSA
CV at Vista Ridge	Dallas/Fort Worth - MSA
CV at Waterford	Richmond - MSA
CV at Waters Edge	Charleston - MSA
CV at Westchase	Charleston - MSA
CV at Windsor Place	Charleston - MSA
CV at Woodlake	Raleigh - MSA
Cypress Village Rental	Gulf Shores - MSA
Enclave	Charlotte - MSA
Glen Eagles I & II	Winston-Salem - MSA
Heatherwood	Charlotte - MSA
Remington Hills	Dallas/Fort Worth - MSA
CG at Wells Branch	Austin - MSA
CG at Cornelius	Charlotte - MSA
CG at Palm Vista	Las Vegas - MSA
CV at Beaver Creek	Raleigh - MSA
CG at Commerce Park	Charleston - MSA
CR at Medical District	Dallas/Fort Worth - MSA
CG at Hebron	Dallas/Fort Worth - MSA
Colonial Grand at Brier Falls	Raleigh - MSA

RETAIL
Colonial Brookwood Village	Birmingham - MSA
Metropolitan Midtown Retail	Charlotte - MSA
CP Alabaster	Birmingham - MSA
CP Tannehill	Birmingham - MSA
CP Craft Farms- Publix	Gulf Shores - MSA
CP Nord du Lac	New Orleans - MSA

OFFICE
CC Brookwood Village	Birmingham - MSA
Metropolitian Plaza	Charlotte - MSA
CC Ravinia	Atlanta - MSA

CIP
CG at Double Creek	Austin - MSA
CG at Hampton Preserve	Tampa - MSA
CG at Lake Mary (Phase I)	Orlando - MSA
CP Hunstville (Phase I)	Huntsville - MSA

SCHEDULE 6.1(ee)

EMINENT DOMAIN

None

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]1 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is- understood and agreed that the rights and obligations of [the Assignors][the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein have the meanings given to them in the Term Loan Agreement identified below (as more particularly described herein, as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The standard terms and conditions (the “Standard Terms and Conditions”) attached hereto as Annex 1 are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any Guarantees included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

_______________________________________________________
1For bracketed language used here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

2Select as appropriate.

3Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.     Assignor[s]:            ________________________________

________________________________
[Assignor [is] [is not] a Defaulting Lender]

2.      Assignee[s]:        ______________________________
____________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.     Borrower:        Colonial Realty Limited Partnership

4.    Administrative Agent:    U.S. Bank National Association, as Administrative Agent under the
Term Loan Agreement

5.    Term Loan Agreement:That certain Term Loan Agreement dated as of May 11, 2012, by and among
Colonial Realty Limited Partnership, the financial institutions party thereto together with their assignees under Section 12.5. thereof, U.S. Bank National Association, as Administrative Agent, and the other parties thereto.

6.    Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned[4]	Aggregate Amount of Commitment/Loans for all Lenders[5]	Amount of Commitment/ Loans Assigned[6]	Percentage Assigned of Commitment/ Loans
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:        ______________]7

[Page break]

_______________________________________________________
4Fill in the appropriate terminology for the types of facilities under the Term Loan Agreement that are being assigned under this Assignment.

5Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

6Set forth, to at least 12 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

7To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and]8 Accepted:

U.S. BANK NATIONAL ASSOCIATION, as
Administrative Agent

By: _________________________________
Title:

[Consented to:]9

[Colonial Realty Limited Partnership]

By: ________________________________
Title:

[Consented to:]10

[NAME OF RELEVANT PARTY]

By: ________________________________
Title:

_______________________________________________________
8To be added if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.

9To be added if the consent of the Borrower is required by the terms of the Term Loan Agreement.

10To be added if the consent of the other parties is required by the terms of the Term Loan Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Term Loan Agreement (subject to any consents that may be required under Section 12.5(b) of the Term Loan Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 or 8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, and (vii) if such Assignee is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile, in portable document format (“PDF”) or other similar electronic means) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE BORROWER, THE ASSIGNOR[S] AND THE ASSIGNEE[S] HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS ASSIGNMENT AND ASSUMPTION OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE ADMINISTRATIVE AGENT, THE BORROWER, OR ANY OF THE LENDERS, THE ASSIGNOR[S] OR THE ASSIGNEE[S] OF ANY KIND OR NATURE RELATING TO THE ASSIGNMENT AND ASSUMPTION.

EXHIBIT B
CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of May [__], 2012, by and among COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), and the parties executing this agreement as Guarantors (such parties are hereinafter referred to collectively as the “Guarantors”; the Borrower and the Guarantors are sometimes hereinafter referred to individually as a “Contributing Party” and collectively as the “Contributing Parties”).
WHEREAS, pursuant to that certain Term Loan Agreement dated as of May 11, 2012, by and among Borrower, the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties thereto (as amended, restated, supplemented, or otherwise modified from time to time, the “Term Loan Agreement”), the Administrative Agent and the Lenders have, among other things, agreed to extend financial accommodations to the Borrower;
WHEREAS, as a condition to the execution of the Term Loan Agreement, the Lenders have required that the Guarantors execute and deliver that certain Guaranty, dated of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty”);
WHEREAS, pursuant to the Guaranty, the Guarantors have jointly and severally agreed to guarantee the obligations described in the Guaranty (the “Guaranteed Obligations”);
WHEREAS, either (i) Borrower is the owner, directly or indirectly, of at least a majority of the issued and outstanding Equity Interests in each Guarantor, or (ii) each Guarantor is the owner, directly or indirectly of a substantial amount of the Equity Interests in Borrower;
WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent upon each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interest to obtain financing from the Administrative Agent and the Lenders through their collective efforts; and
WHEREAS, Borrower and Guarantors will derive substantial direct or indirect economic benefit from the effectiveness and existence of the Term Loan Agreement and the incurrence of their respective obligations thereunder and under the other Loan Documents to which they are a party;
NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce the Borrower to enter into the Term Loan Agreement and the Guarantors to enter into the Guaranty, it is agreed as follows:
1.    Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Term Loan Agreement.
2.    Contribution. To the extent that a Contributing Party shall, under the Guaranty, make a payment (a “Guarantor Payment”) of a portion of the Guaranteed Obligations, then such Guarantor shall be entitled to contribution and indemnification from, and be reimbursed by, the other Contributing Parties in an amount equal to the amount derived by subtracting from any such Guarantor Payment the “Allocable Amount” (as defined herein) of such Contributing Party; provided, however, that no Contributing Party shall be liable hereunder for contribution, indemnification, subrogation or reimbursement with respect to any Guarantor Payment for any amounts in excess of the “Allocable Amount” (as defined herein) for such

Contributing Party.
As of any date of determination, the “Allocable Amount” (as defined herein) of each Contributing Party shall be equal to the maximum amount of liability which could be asserted against such Contributing Party hereunder with respect to the applicable Guarantor Payment without (i) rendering such Contributing Party “insolvent” within the meaning of Section 101(32) of the Federal Bankruptcy Code (the “Bankruptcy Code”) or Section 2 of either the Uniform Fraudulent Transfer Act (the “UFTA”) or the Uniform Fraudulent Conveyance Act (the “UFCA”) or the fraudulent conveyance and transfer laws of the State of New York or such other jurisdiction whose laws shall be determined to apply to the transactions contemplated by this Agreement (the “Applicable State Fraudulent Conveyance Laws”), (ii) leaving such Contributing Party with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 5 of the UFCA or the Applicable State Fraudulent Conveyance Laws, or (iii) leaving such Contributing Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 6 of the UFCA or the Applicable State Fraudulent Conveyance Laws (the “Allocable Amount”).
3.    No Impairment. This Agreement is intended only to define the relative rights of the Contributing Parties, and nothing set forth in this Agreement is intended to or shall reduce or impair the obligations of the Guarantors to pay any amounts, as and when the same shall become due and payable in accordance with the terms of the Guaranty. The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets in favor of Guarantors to which such contribution and indemnification is owing.
4.    Effectiveness. This Agreement shall become effective upon its execution by each of the parties hereto and shall continue in full force and effect and may not be amended, terminated or otherwise revoked by any Contributing Party until all of the Guaranteed Obligations shall have been indefeasibly paid in full (in lawful money of the United States of America) and discharged and the Term Loan Agreement and financing arrangements evidenced and governed by the Term Loan Agreement shall have been terminated, except as to any Guarantor upon its release from the Guaranty under the terms of the Term Loan Agreement or as approved by all of the Lenders. Each Contributing Party agrees that if, notwithstanding the foregoing, such Contributing Party shall have any right under applicable law to terminate or revoke this Agreement, and such Contributing Party shall attempt to exercise such right, then such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto and signed by such Contributing Party, is actually received by each of the other Contributing Parties and by the Administrative Agent at its notice address set forth in the Term Loan Agreement. Such notice shall not affect the right or power of any Contributing Party to enforce rights arising prior to receipt of such written notice by each of the other Contributing Parties and the Administrative Agent. If any Lender or the Administrative Agent grants additional loans or financial accommodations to Borrower or takes other action giving rise to additional Guaranteed Obligations after any Contributing Party has exercised any right to terminate or revoke this Agreement but before the Administrative Agent receives such written notice, the rights of the other Contributing Parties to contribution and indemnification hereunder in connection with any Guarantor Payments made with respect to such loans or Guaranteed Obligations shall be the same as if such termination or revocation had not occurred.
5.    Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, AND THE CONTRIBUTING PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION

OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE CONTRIBUTING PARTIES, THE ADMINISTRATIVE AGENT, OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO THE AGREEMENT.
6.    Third Party Beneficiary. The Contributing Parties agree that Administrative Agent, for the benefit of the Lenders, has a valid interest in the terms of this Agreement pursuant to the Term Loan Agreement and Guaranty. The Contributing Parties further agree that until all Obligations and Guaranteed Obligations of the Contributing Parties under the Term Loan Agreement and Guaranty are fully performed and the Term Loan Agreement has terminated in accordance with its terms, Administrative Agent shall be an express third party beneficiary of this Agreement with the right to enforce the terms and provisions hereof.
7.    Counterparts. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving the Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

IN WITNESS WHEREOF, each party has executed and delivered this Agreement, under seal, as of the date first above written.

BORROWER:

COLONIAL REALTY LIMITED
PARTNERSHIP, a Delaware limited partnership

By: Colonial Properties Trust, its sole General
Partner

By:
Name:
Title:

GUARANTOR:

COLONIAL PROPERTIES TRUST, an
Alabama trust

By:
Name:
Title:

[Insert Other Guarantors]

EXHIBIT C
FORM OF GUARANTY
THIS GUARANTY (this “Guaranty”) dated as of May [_], 2012, executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of a Joinder Agreement (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of U.S. BANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”) for the Lenders (as defined herein) under that certain Term Loan Agreement dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Administrative Agent for the benefit of itself and the Lenders (the Lenders, and together with the Administrative Agent, each individually a “Credit Party,” and collectively, the “Credit Parties”), and the other parties thereto.
WHEREAS, pursuant to the Term Loan Agreement, the Credit Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;
WHEREAS, either (i) the Borrower is the owner, directly or indirectly, of at least a majority of the issued and outstanding Equity Interests in each Guarantor, or (ii) each Guarantor is the owner, directly or indirectly of a substantial amount of the Equity Interests in Borrower;
WHEREAS, the Borrower and each of the Guarantors, though separate legal entities, are mutually dependent upon each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Credit Parties through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Credit Parties making such financial accommodations available to the Borrower under the Term Loan Agreement and, accordingly, each Guarantor is willing to guarantee each Loan Party's obligations to the Credit Parties on the terms and conditions contained herein; and
WHEREAS, each Guarantor's execution and delivery of this Guaranty is a condition to the Credit Parties making, and continuing to make, such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
Section 1.    Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties, jointly and severally with the other Guarantors, as a primary obligor and not merely as a surety, the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by any Loan Party to any Credit Party under or in connection with the Term Loan Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans, and the payment of all interest, Fees, charges, attorneys' fees and other amounts payable to any Credit Party thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys' fees and disbursements, that are incurred by the Credit Parties in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations, including any Obligations which would become due but for the operation of the Bankruptcy Code or other Applicable Law.
Section 2.    Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment and performance when due, and not of collection, and a debt of each Guarantor for its own account. Accordingly, none of the Credit Parties shall be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy any of them may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by a Credit Party which may secure any of the Guarantied Obligations; or (d) to exercise any rights of set-off or other rights or remedies against any deposit account or credit on the books of any Credit Party or any other Person or to any other guarantor of all or part of the Guarantied Obligations.
Section 3.    Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Credit Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, reduced, diminished, impaired, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)
(i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Term Loan Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Term Loan Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)
any lack of validity or enforceability of the Term Loan Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)
any furnishing to a Credit Party of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral, if any, securing any of the Obligations;

(d)
any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)
any act or failure to act by Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor's subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;

(f)	any nonperfection or impairment of any security interest or other Lien, if any, on any collateral, if any, securing in any way any of the Obligations;

(g)
any application of sums paid by the Borrower, any other Guarantor or any other Person with respect to the liabilities of the Loan Parties, regardless of what liabilities of the Loan Parties remain unpaid;

(h)	any statute of limitations in any action hereunder or for the collection of the Notes or for the payment or performance of the Guarantied Obligations;

(i)
the incapacity or lack of authority of any Loan Party or any other Person, or the failure of any Credit Party to file or enforce a claim against the estate (either in administration, bankruptcy or in any other proceeding) of Borrower or any Guarantor or any other Person, or any legal obligation to discharge any of the Guarantied Obligations by any Loan Party for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party;

(j)	the dissolution or termination of the existence of the Borrower, any Guarantor or any other Person;

(k)	the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of the Borrower, any Guarantor or any other Person;

(l)
the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, readjustment of or any similar proceeding affecting the Borrower, any Guarantor or any other Person, or any of the Borrower's, any Guarantor's, any other Person's properties or assets;

(m)	the damage, destruction, condemnation, foreclosure or surrender of all or any part of any Property or any of the improvements located thereon;

(n)
the failure of a Credit Party to give notice of the existence, creation or incurrence of any new or additional indebtedness or obligation or of any action or nonaction on the part of any other Person whomsoever in connection with any Guarantied Obligation;

(o)
any failure or delay of a Credit Party to commence an action or assert any demand against the Borrower, any Guarantor or any other Person, to assert or enforce any rights or remedies against the Borrower arising under the Notes, the other Loan Documents, or Applicable Law, or to realize upon or perfect any Lien upon any security, if any;

(p)
any failure of any duty on the part of a Credit Party to disclose to any Guarantor any facts it may now or hereafter know regarding the Borrower, any Guarantor or any other Person or the Properties or any of the improvements located thereon, whether such facts materially increase the risk to the Guarantors or not;

(q)	failure to accept or give notice of acceptance of this Guaranty by the Credit Parties;

(r)	failure to make or give notice of presentment and demand for payment of any of the indebtedness or performance of any of the Guarantied Obligations;

(s)	failure to make or give protest and notice of dishonor or of default to Guarantors or to any other party with respect to the indebtedness or performance of the Guarantied Obligations;

(t)	except as otherwise specifically provided in this Guaranty, any and all other notices whatsoever to which the Guarantors might otherwise be entitled;

(u)	any lack of diligence by the Credit Parties in collection, protection or realization upon any collateral securing the payment of the indebtedness or performance of the Guaranteed Obligations;

(v)	the compromise, settlement, release or termination of any or all of the obligations of the Borrower under the Notes or the other Loan Documents;

(w)	any transfer by the Borrower, any Guarantor or any other Person of all or any part of the security, if any, encumbered by the Loan Documents; or

(x)
to the fullest extent permitted by law, any other legal, equitable or surety defenses, counterclaims, or rights of set-off whatsoever to which any Guarantor or the Borrower might otherwise be entitled or any other circumstances which might otherwise constitute a discharge of a Guarantor (other than indefeasible payment in full or, as to a Guarantor, a release of such Guarantor pursuant to and as provided in the Term Loan Agreement or as approved by all of the Lenders), it being the intention that the obligations (including the payment and performance of the Guarantied Obligations) of the Guarantors hereunder are absolute, unconditional and irrevocable.

Section 4.    Action with Respect to Guarantied Obligations. The Credit Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Term Loan Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral, if any, securing any of the Obligations; (d) release any other Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against Borrower, any other Guarantor or any other Person; and (e) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Administrative Agent shall elect.
Section 5.    Indemnification. Without limiting any of their indemnification obligations under the Term Loan Agreement or the other Loan Documents, and without duplication of any indemnification provided for under the Term Loan Agreement or the other Loan Documents, each of the Guarantors, jointly and severally, shall indemnify the Credit Parties and each of their Subsidiaries and Affiliates, and each of their respective stockholders, directors, officers, employees, agents, attorneys, and advisors (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all damages, actual out-of-pocket losses, claims, actions, causes of action, settlement payments, obligations, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred, suffered, sustained or required to be paid by, or asserted against, any Indemnitee arising out of, in any way connected with, or as a result of, (i) the execution or delivery of this Guaranty, the Term Loan Agreement or any other Loan Document or any other agreement or instrument contemplated hereby, the performance by the Guarantors of their respective obligations thereunder, or the consummation of the transactions contemplated by the Term Loan Agreement and the other Loan Documents or any other transactions contemplated hereby or thereby, or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to or arising from any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, however, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The provisions of this Section shall survive and remain in full force and effect regardless of the repayment of the Guaranteed Obligations or the termination of this Guaranty or any provision hereof.
Section 6.    Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
Section 7.    Inability to Accelerate. If the Credit Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Credit Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
Section 8.    Reinstatement of Guarantied Obligations. If a claim is ever made on a Credit Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and such Credit Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by such Credit Party with any such claimant (including Borrower or a trustee in bankruptcy for Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof, any release herefrom, or the cancellation of the Term Loan Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Credit Parties for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to such Credit Party.
Section 9.    No Contest with Credit Parties; Subordination. So long as any Guarantied Obligation remains unpaid or undischarged, Guarantors will not, by paying any sum recoverable hereunder (whether or not demanded by any Credit Party) or by any means or on any other ground, claim any set-off or counterclaim against any Loan Party in respect of any liability of the Guarantors to any Loan Party or, in proceedings under federal bankruptcy law or insolvency proceedings of any nature, prove in competition with any Credit Party in respect of any payment hereunder or be entitled to have the benefit of any counterclaim or proof of claim or dividend or payment by or on behalf of any Loan Party or the benefit of any other security for any obligation hereby guaranteed which, now or hereafter, any Credit Party may hold or in which it may have any share. Except as expressly provided in the Contribution Agreement, the Guarantors hereby expressly waive any right of contribution from or indemnity against any Loan Party, whether at law or in equity, arising from any payments made by the Guarantors pursuant to the terms of this Guaranty, and the Guarantors acknowledge that the Guarantors have no right whatsoever to proceed against any Loan Party for reimbursement of any such payments. In connection with the foregoing, the Guarantors expressly waive any and all rights of subrogation to the Credit Parties against any Loan Party, and the Guarantors hereby waive any and all rights to enforce any remedy which a Credit Party may have against any Loan Party and any and all rights to participate in any collateral for any Loan Party's obligations under the Loan Documents. The Guarantors hereby subordinate any and all indebtedness of any Loan Party now or hereafter owed to the Guarantors to all indebtedness and other obligations of the Borrower and other Loan Parties to the Credit Parties, and agree with the Credit Parties that the: (a) Guarantors shall not demand or accept any payment from any Loan Party on account of such indebtedness, provided that, without modifying any limitations on Indebtedness in the Term Loan Agreement, the Guarantors shall be entitled to receive and retain payments of indebtedness made by the Borrower to the Guarantors so long as no Default or Event of Default shall exist at the time of such payment and no Default or Event of Default shall occur as a result of any such payment, (b) Guarantors shall not claim any offset or other reduction of Guarantors' obligations hereunder because of any such indebtedness, and (c) Guarantors shall not take any action to obtain any interest in any of the security described in and encumbered by the Loan Documents, if any, because of any such indebtedness; provided, however, that, if the Administrative Agent so requests, such indebtedness shall be collected, enforced and received by the Guarantors as trustee for the Administrative Agent (for the benefit of itself and the Lenders) and be paid over to the Administrative Agent in accordance with the Term Loan Agreement on account of the indebtedness and other obligations of the Borrower and other Loan Parties to the Credit Parties, but without reducing or affecting in any manner the liability of the Guarantors under the other provisions of this Guaranty except to the extent the principal amount of such outstanding indebtedness shall have been reduced by such payment.
Section 10.    Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, Fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if any Guarantor is required by Applicable Law or by a Governmental Authority to make any such deduction or withholding, such Guarantor shall pay to the Credit Parties such additional amount as will result in the receipt by the Credit Parties of the full amount payable hereunder had such deduction or withholding not occurred or been required.
Section 11.    Set-off. Subject to Section 3.3 of the Term Loan Agreement, and in addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes the Credit Parties, any Affiliate thereof and any Participant at any time during the continuance of an Event of Default, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Credit Party, any Affiliate of such Credit Party, or a Participant other than the Administrative Agent subject to receipt of the prior written consent of the Requisite Lenders in accordance with the Term Loan Agreement, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by such Credit Party, any Affiliate of such Credit Party, or a Participant to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured. Promptly following any such set-off, the Person effecting such setoff shall notify the applicable Guarantor and, if such Person is not the Administrative Agent, the Administrative Agent, thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.

Section 12.    Business Failure, Bankruptcy or Insolvency. In the event of the business failure of any Guarantor or if there shall be pending any bankruptcy or insolvency case or proceeding with respect to any Guarantor under federal bankruptcy law or any other applicable law or in connection with the insolvency of any Guarantor, or if a liquidator, receiver, or trustee shall have been appointed for any Guarantor or any Guarantor's properties or assets, the Credit Parties may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of such Person allowed in any proceedings relative to such Guarantor, or any of such Guarantor's properties or assets, and, irrespective of whether the indebtedness or other obligations of Borrower guaranteed hereby shall then be due and payable, by declaration or otherwise, the Credit Parties shall be entitled and empowered to file and prove a claim for the whole amount of any sums or sums owing with respect to the indebtedness or other obligations of the Borrower guaranteed hereby, and to collect and receive any money or other property payable or deliverable on any such claim. The Guarantors covenant and agree that upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against the Borrower, the Guarantors shall not seek a supplemental stay or otherwise pursuant to 11 U.S.C. §105 or any other provision of the Bankruptcy Reform Act of 1978, as amended (the “Bankruptcy Code”), or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of the Credit Parties to enforce any rights of the Credit Parties against the Guarantors by virtue of this Guaranty or otherwise. If a Credit Party is prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Credit Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
Section 13.    Additional Guarantors; Release of Guarantors. Pursuant to Section 7.12 of the Term Loan Agreement, Material Subsidiaries that are not also Excluded Subsidiaries are required to become Guarantors by, among other things, executing and delivering to Administrative Agent a Joinder Agreement. Any Subsidiary which executes and delivers to the Administrative Agent a Joinder Agreement shall be a Guarantor for all purposes hereunder. Under certain circumstances described in Section 7.12(b) of the Term Loan Agreement, certain Subsidiaries may obtain from the Administrative Agent, if the Administrative Agent is authorized to do so under the Term Loan Agreement, a written release from this Guaranty pursuant to the provisions of such Section 7.12, and upon obtaining such written release, any such Subsidiary shall no longer be a Guarantor hereunder, provided, however, that the conditions to such release set forth in such Section 7.12(b) are satisfied immediately before giving effect to such release. In the event any such conditions to such release are later found to have not been satisfied, then any such release shall be deemed null and void and the Affiliate of the Borrower that was the subject of such release shall instead be deemed to have remained a Guarantor hereunder for all purposes of this Guaranty. A release of a Guarantor from the Guaranty pursuant to Section 7.12(b) shall not waive any later requirement which may arise under Section 7.12(a) pursuant to which such released Guarantor would be obliged to become party hereto as a Guarantor. Each other Guarantor consents and agrees to any such release and agrees that no such release shall affect its obligations hereunder.
Section 14.    Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the other Credit Parties that in any Proceeding, such Guarantor's maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Credit Parties) to be avoidable, invalid, or unenforceable against such Guarantor, or subordinated to the claims of any other creditor, in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance, invalidity, unenforceability or subordination to the claims of any other creditor of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Credit Parties), shall be determined in any such Proceeding are collectively referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance, or be held to be invalid or unenforceable, or the claims of the Credit Parties hereunder would be subordinated to the claims of any other creditor under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance, invalidity, unenforceability, or cause the claims of the Credit Parties to be subordinate to the claims of any other creditor, under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance, invalidity, or unenforceability under the Avoidance Provisions, or the claims of the Credit Parties to be subordinated to the claims of any other creditor under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Credit Parties that would not otherwise be available to such Person under the Avoidance Provisions.
Section 15.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Credit Parties shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
Section 16.    Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 17.    WAIVER OF JURY TRIAL.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY GUARANTOR, THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE CREDIT PARTIES AND EACH GUARANTOR HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY, ANY OTHER LOAN DOCUMENT, OR THE FEE LETTERS OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, ANY GUARANTOR, OR ANY CREDIT PARTY OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)    EACH OF THE GUARANTORS THE ADMINISTRATIVE AGENT AND EACH OTHER CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER CREDIT PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY, ANY OTHER LOAN

DOCUMENT, THE FEE LETTERS OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.
Section 18.    Loan Accounts. Each Credit Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall be deemed prima facie evidence of the amounts and other matters set forth herein. The failure of a Credit Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19.    Waiver of Remedies. The rights, remedies, powers, privileges, and discretions of the Administrative Agent hereunder and under Applicable Law (herein, the “Agent's Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which the Administrative Agent would otherwise have. No delay or omission by the Administrative Agent in exercising or enforcing any of the Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lenders of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Administrative Agent and any Person, at any time, shall preclude the other or further exercise of the Agent's Rights and Remedies. No waiver by the Credit Parties of any of the Agent's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Agent's Rights and Remedies may be exercised at such time or times and in such order of preference as the Administrative Agent may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Guarantied Obligations. No waiver of any provisions of this Guaranty or any other Loan Document or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by Section 24 below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in the same, similar or other circumstances.
Section 20.    Termination. This Guaranty shall remain in full force and effect until indefeasible payment in full of the Guarantied Obligations, the cancellation of all the other Obligations and the termination or cancellation of the Term Loan Agreement in accordance with its terms.
Section 21.    Successors and Assigns. Each reference herein to the Administrative Agent or the other Credit Parties shall be deemed to include such Person's respective successors and assigns in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor's permitted successors and assigns, upon whom this Guaranty also shall be binding. The Lenders may, in accordance with the applicable provisions of the Term Loan Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor's obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent or any Lender to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
Section 22.    JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
Section 23.    Amendments; Waivers. Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Administrative Agent and each Guarantor with respect to whom such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 12.6 of the Term Loan Agreement.
Section 24.    Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the Principal Office, not later than 2:00 p.m. on the date of demand therefor.
Section 25.    Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any Lender, at its respective address for notices provided for in the Term Loan Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.    Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 27.    Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
Section 28.    Limitation of Liability. Neither the Administrative Agent, any other Credit Party nor any Affiliate, officer, director, employee, attorney, or agent of such Persons, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Loan Documents, or any of the transactions contemplated by this Guaranty, the Term Loan Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Credit Party or any of such Person's affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Term Loan Agreement or any of the other Loan Documents, or any of the transactions contemplated by Term Loan Agreement or financed thereby.
Section 29.    Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantors may be delivered electronically pursuant to Section 8.5 of the Term Loan Agreement.
Section 30.    Definitions.
(a)    For the purposes of this Guaranty:
“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding‑up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Term Loan Agreement.
Section 31.    Several Agreements. This Guaranty shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.
Section 32.    Counterparts. This Guaranty may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Guaranty.
[Signatures Begin on Next Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty under seal as of the date and year first written above.

GUARANTOR:

COLONIAL PROPERTIES TRUST, an
Alabama trust

By:
Name:
Title:

[Insert Other Guarantors]

EXHIBIT D
FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT dated as of ____________, ____, executed and delivered by ___________________, a ___________ (the “New Subsidiary”), in favor of U.S. BANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”) for the Lenders (as defined herein) under that certain Term Loan Agreement dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), the Administrative Agent, for the benefit of itself and the Lenders (the “Lenders,” and together with the Administrative Agent, each individually a “Credit Party,” and collectively, the “Credit Parties”), and the other parties thereto.
WHEREAS, pursuant to the Term Loan Agreement, the Credit Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Term Loan Agreement;
WHEREAS, Borrower owns, directly or indirectly, at least a majority of the issued and outstanding Equity Interests in the New Subsidiary;
WHEREAS, the Borrower, the New Subsidiary, and the existing Guarantors, though separate legal entities, are mutually dependent upon each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Credit Parties through their collective efforts;
WHEREAS, the New Subsidiary acknowledges that it will receive direct and indirect benefits from the Credit Parties making such financial accommodations available to the Borrower under the Term Loan Agreement and, accordingly, the New Subsidiary is willing to guarantee the Borrower's obligations to the Credit Parties on the terms and conditions contained herein; and
WHEREAS, the New Subsidiary's execution and delivery of this Agreement is a condition to the Credit Parties continuing to make such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Subsidiary, the New Subsidiary agrees as follows:
Section 1.    Joinder to Guaranty. The New Subsidiary hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of May 11, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by Colonial Properties Trust, an Alabama trust, and each other Person a party thereto in favor of the Credit Parties and assumes all obligations, representations, warranties, covenants, terms, conditions, duties and waivers of a “Guarantor” thereunder, all as if the New Subsidiary had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Subsidiary hereby:

(a)
irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)
makes to the Credit Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)	consents and agrees to each provision set forth in the Guaranty.
Section 2.    Joinder to Contribution Agreement. The New Subsidiary hereby agrees that it is a “Guarantor” under that certain Contribution Agreement dated as of May 11, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Contribution Agreement”), made by the Borrower and the other Persons a party thereto and assumes all obligations, representations, warranties, covenants, terms, conditions, duties and waivers of a “Guarantor” thereunder, all as if the New Subsidiary had been an original signatory to the Contribution Agreement. Without limiting the generality of the foregoing, the New Subsidiary hereby agrees to be bound by each of the covenants contained in the Contribution Agreement, and consents and agrees to each provision set forth in the Contribution Agreement.
Section 3.    GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE BORROWER AND THE NEW SUBSIDIARY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE NEW SUBSIDIARY, THE ADMINISTRATIVE AGENT, OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO THE AGREEMENT.
Section 4.    Further Assurances. The New Subsidiary agrees to execute and deliver such other instruments and documents and take such other action, as the Administrative Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.
Section 5.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Term Loan Agreement.
[Signatures on Next Page]

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

c/o Colonial Properties Trust
Colonial Plaza
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35203
Attention: Jerry A. Brewer
Telecopy Number: (205) 250-8890
Telephone Number: (205) 250-8700

Accepted:

U.S. BANK NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT E
NOTICE OF BORROWING

___________, 201_
U.S. Bank National Association, as
Administrative Agent
800 Nicollet Mall
3rd Floor
Minneapolis, MN 55402
Attention: Elizabeth Correll

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) dated as of May 11, 2012, by and among Colonial Realty Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement. Borrower hereby requests that the Lenders make Loans to the Borrower pursuant to Section 2.1 of the Term Loan Agreement in the amount of $______________.
A.    Base Rate Loan:
1.    Amount of Base Rate Loan:         $___________
2.    Proposed Date of Base Rate Loan    ___________
B.    LIBOR Loan:
1.    Amount of LIBOR Loan:         $___________
2.    Proposed Date of new LIBOR Loan:    $___________
[Check one box only]
3.    Interest Period for new LIBOR Loan:    ☐ 1 month
☐ 3 months
☐ 6 months

The proceeds of this borrowing of the Loans will be used for: [____].
The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Loans and immediately after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified

E-1

by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Term Loan Agreement. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article V of the Term Loan Agreement will have been satisfied at the time such Loan is made.

Sincerely,

COLONIAL REALTY LIMITED
PARTNERSHIP,
a Delaware limited partnership

By: Colonial Properties Trust, its sole
General Partner

By:
Name:
Title:

E-2

EXHIBIT F
FORM OF NOTICE OF CONTINUATION
___________, 201_
U.S. Bank National Association, as
Administrative Agent
800 Nicollet Mall
3rd Floor
Minneapolis, MN 55402
Attention: Elizabeth Correll

Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) dated as of May 11, 2012, by and among Colonial Realty Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.
Pursuant to Section 2.6 of the Term Loan Agreement, the Borrower hereby requests a Continuation of a borrowing of LIBOR Loans under the Term Loan Agreement, and in that connection sets forth below the information relating to such Continuation as required by Section 2.6 of the Term Loan Agreement:
1.    The proposed date of such Continuation is _______________, _____.
2.    The aggregate principal amount of the Loans subject to the requested Continuation is $__________________ and was originally borrowed by the Borrower on ______________, 201__.
3.    The portion of such principal amount subject to such Continuation is $____________________.
4.    The current Interest Period for each of the Loans subject to such Continuation ends on ____________________, 201__.
5.    The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:
Interest Period
☐ 1 month                [check one box only]
☐ 3 months
☐ 6 months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Term Loan Agreement.
[Signature on Next Page.]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Notice of Continuation as of the date first written above.

COLONIAL REALTY LIMITED
PARTNERSHIP,
a Delaware limited partnership

By: Colonial Properties Trust, its sole
General Partner

By:
Name:
Title:

EXHIBIT G
FORM OF NOTICE OF CONVERSION

___________, 201__
U.S. Bank National Association, as
Administrative Agent
800 Nicollet Mall
3rd Floor
Minneapolis, MN 55402
Attention: Elizabeth Correll

Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) dated as of May 11, 2012, by and among Colonial Realty Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein and not otherwise defined herein have their respective meanings given them in the Term Loan Agreement.
Pursuant to Section 2.7 of the Term Loan Agreement, the Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Term Loan Agreement, and in that connection sets forth below the information relating to such Conversion as required by Section 2.7 of the Term Loan Agreement:
1.    The proposed date of such Conversion is ____________201_.
2.    The Loans to be Converted pursuant hereto are currently:
[Check one box only]        ☐    Base Rate Loans
☐    LIBOR Loans
3.    The aggregate principal amount of the Loans subject to the requested Conversion is $_______________ and was originally borrowed by the Borrower on _______________, 201__.
4.    The portion of such principal amount subject to such Conversion is $_______________.
5.    The amount of such Loans to be so Converted is to be converted into Loans of the following Type:
[Check one box only]
☐    Base Rate Loans
☐    LIBOR Loans, each with an initial Interest Period for a duration of:

Interest Period
☐    1 month
☐    3 months        [Check one box only]
☐    6 months

The Borrower hereby certifies to the Administrative Agent and the Lenders as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Term Loan Agreement.
[Signature on next page.]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Notice of Conversion as of the date first written above.

COLONIAL REALTY LIMITED
PARTNERSHIP, a Delaware limited partnership

By: Colonial Properties Trust, its sole
General Partner

By:
Name:
Title:

EXHIBIT H
FORM OF PROMISSORY NOTE

$______________    _________, 20__

FOR VALUE RECEIVED, the undersigned, COLONIAL REALTY LIMITED PARTNERSHIP (the “Borrower”) hereby unconditionally promises to pay to the order of ___________________________ (the “Lender”), in care of U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), at 1100 Abernathy Rd, Suite 1250, Atlanta, GA 30328, or at another address as may be specified by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________), or such lesser amount as may be the then outstanding and unpaid balance of all Loans made by the Lender to the Borrower, pursuant to, and in accordance with the terms of the Term Loan Agreement (as defined herein).

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates, at the rates and at the times specified in the Term Loan Agreement.

This Promissory Note (this “Note”) is one of the “Notes” referred to in the Term Loan Agreement dated as of May 11, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.5 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein have the meanings given to such terms in the Term Loan Agreement.

The Term Loan Agreement, among other things: (a) provides for the making of the Loans by the Lenders to the Borrower from time to time in an aggregate amount not to exceed at any time the outstanding Dollar amount first above mentioned; (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions; and (c) provides for acceleration of the maturity of the Loans upon the occurrence of certain specified events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS NOTE OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG

THE BORROWER OF ANY KIND OR NATURE RELATING TO THIS NOTE.

THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS NOTE OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

THE BORROWER FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

[Signature on Next Page.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date written above.

COLONIAL REALTY LIMITED
PARTNERSHIP, a Delaware limited partnership

By: Colonial Properties Trust, its sole
General Partner

By:
Name:
Title:

EXHIBIT I
FORM OF COMPLIANCE CERTIFICATE
___________, 201__
U.S. Bank National Association, as
Administrative Agent
1100 Abernathy Rd, Suite 1250
Atlanta, GA 30328
Attn: Audrey Salmon

Each of the Lenders party to the Term Loan Agreement referred to below

Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) dated as of May 11, 2012, by and among Colonial Realty Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Term Loan Agreement.

Pursuant to Section 8.3 of the Term Loan Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders as follows:

(1)    The undersigned is the chief financial officer of CLP.
(2)    The undersigned is responsible for and has made or caused to be made under his/her supervision a detailed review of the activities of the Loan Parties and their Subsidiaries in connection with the preparation of this Compliance Certificate.
(3)    The undersigned has examined the books and records of the Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.
(4)    To the best knowledge of the undersigned, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure].
(5)    To the best knowledge of the undersigned, the representations and warranties made or deemed made by the Borrower and the other Loan Parties in the Loan Documents to which any is a party, are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of the date hereof except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Term

Loan Agreement.
(6)    Attached hereto as Schedule 1 are detailed calculations establishing whether or not the Borrower was in compliance with the covenants contained in Sections 9.1 through 9.3, 9.6 and 9.14 of the Term Loan Agreement as of the relevant quarterly accounting period, calendar year, or other fiscal period covered by the financial statements furnished along with this Compliance Certificate.
(7)     Attached hereto as Schedule 2 is a true, correct, and complete record of the announced development pipeline (including Residential Units for Sale), including for each announced development project, the project name and location, the square footage (or number of units, as applicable) to be developed, the expected construction start date, the expected date of delivery, the expected stabilization date and the total anticipated cost.
(8)    With respect to the Residential Units for Sale, attached hereto as Schedule 3 is a true, correct, and complete record of the number of units for sale, the number of units sold, the number of units remaining for sale, the sales price of each unit, and whether management or control of such Property has been turned over to a homeowner's association or similar entity.
(9)    Attached hereto as Schedule 4 is a true, correct, and complete record of all outstanding Indebtedness of Borrower and its Subsidiaries and CLP and its Subsidiaries, showing for each component of Indebtedness, the lender, the total commitment, the Total Indebtedness outstanding, the interest rate, if fixed, or the applicable margin over an index, if the interest rate floats, the term, the required amortization (if any), and the security (if any).
(10)    Attached hereto as Schedule 5 is a true, correct, and complete record of all interest rate protection agreements to which Borrower, CLP or any of their respective Subsidiaries are a party, showing for each such agreement, the total dollar amount, the type of agreement (i.e. cap, collar, swap, etc.), and the term thereof.
(11)    Contained within Schedule 1 is a true, correct, and complete record of all Unencumbered Assets, which Unencumbered Assets are noted by the demarcation “U” in the “Property Calculations” section of Schedule 1. With respect to the assets so marked on Schedule 1: (A) each such asset fully qualifies as an “Unencumbered Asset” under the applicable criteria set forth in the Term Loan Agreement, (B) all acquisitions, dispositions or other removals of Unencumbered Assets completed during the applicable quarterly accounting period, calendar year, or other fiscal period covered by this Compliance Certificate were permitted under the Term Loan Agreement, and (C) Schedule 1 sets forth the acquisition cost or principal balance of any Unencumbered Assets, as applicable, acquired during such period and any other information that Administrative Agent has requested to determine the Unencumbered Asset Value of such Unencumbered Asset, and the Unencumbered Asset Value of any Unencumbered Assets removed during the period covered by this Compliance Certificate.
(12)    Attached hereto as Exhibit A is a copy of all management reports, if any, submitted to the Borrower or CLP or its management by its independent public accountants.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first above written.

COLONIAL PROPERTIES TRUST, an
Alabama Trust

By:
Name:
Title:	Chief Financial Officer

Schedule 1
[Calculations to be Attached]

Schedule 2
[Record to be Attached]

Schedule 3
[Record to be Attached]

Schedule 4
[Record to be Attached]

Schedule 5
[Record to be Attached]

Exhibit A
[Management Agreements to be Attached]

EXHIBIT J-1
FORM OF U.S. TAX CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) dated as of May 11, 2012, by and among Colonial Realty Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT J-2
FORM OF U.S. TAX CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) dated as of May 11, 2012, by and among Colonial Realty Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT J-3
FORM OF U.S. TAX CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) dated as of May 11, 2012, by and among Colonial Realty Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties thereto. Term Loan Agreement

Pursuant to the provisions of Section 3.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT J-4
FORM OF U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) dated as of May 11, 2012, by and among Colonial Realty Limited Partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.5 thereof (the “Lenders”), U.S. Bank National Association, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: ________ __, 20__

J-4